                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       REGISTRATION NO. 33-63963

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 18, 1996)

                                  $175,000,000

                           HERITAGE MEDIA CORPORATION

                   8 3/4% SENIOR SUBORDINATED NOTES DUE 2006

    The 8 3/4% Senior Subordinated Notes due 2006 (the "Notes") are being offered by Heritage Media Corporation ("Heritage" or the "Company"). The net proceeds of this offering will be used to finance the acquisition (the "Acquisition") of DIMAC Corporation ("DIMAC"). See "Use of Proceeds."

    The Notes will mature on February 15, 2006. The Notes will bear interest from the date of issuance at the rate of 8 3/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996. The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after February 15, 2001 at the redemption price set forth in this Prospectus Supplement, plus accrued and unpaid interest to the date of redemption.

    The Notes offered hereby will be subject to a mandatory redemption on March 31, 1996 (the "Special Redemption Date") at 101% of their issue price to the public, plus accrued interest to the date of redemption, in the event that the Acquisition is not consummated on or before the Special Redemption Date.
Although the Acquisition is expected to occur on or about February 21, 1996, there can be no assurance that the Acquisition will be consummated. See "Recent Developments." Prior to the consummation of the Acquisition, the net proceeds from the sale of the Notes offered hereby will be held by and pledged to the Trustee (as defined) pursuant to the Indenture (as defined) and invested in Cash Equivalents (as defined), and the obligation of the Company to redeem the Notes on the Special Redemption Date will be secured by such proceeds. See "Description of the Notes -- Special Redemption." The Notes have no sinking fund provisions.

    The Notes will be subordinated unsecured obligations of the Company and will be subordinated to all existing and future Senior Indebtedness (as defined herein). See "Description of Notes" herein and "Description of Securities" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR  THE  ACCOMPANYING  PROSPECTUS.  ANY  REPRESENTATION  TO   THE
                      CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------
                                               PRICE            UNDERWRITING           PROCEEDS
                                              TO THE            DISCOUNTS AND           TO THE
                                              PUBLIC           COMMISSIONS(2)        COMPANY(1)(3)
-----------------------------------------------------------------------------------------------------
Per Note..............................        100.0%                2.5%                 97.5%
Total.................................     $175,000,000          $4,375,000          $170,625,000
-----------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF THE ISSUANCE.

(2) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.

(3) BEFORE DEDUCTING EXPENSES OF $625,000 PAYABLE BY THE COMPANY.

    The Notes are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company, against payment thereof in same day funds, on or about February 20, 1996.

DONALDSON, LUFKIN & JENRETTE
        SECURITIES CORPORATION

                     CITICORP SECURITIES, INC.

                                     SMITH BARNEY INC.

                                               NATIONSBANC CAPITAL MARKETS, INC.

February 13, 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IT IS EXPECTED THAT DELIVERY OF THE NOTES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH IS THE FOURTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+4"). PURCHASERS OF THE NOTES SHOULD NOTE THAT TRADING OF THE NOTES ON THE DATE HEREOF MAY BE AFFECTED BY THE T+4 SETTLEMENT. SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, INCLUDING INFORMATION INCORPORATED THEREIN BY REFERENCE. THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS DATED JANUARY 18, 1996 RELATING TO THE ISSUANCE OF UP TO $300.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF SECURITIES. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS SET FORTH IN THE PROSPECTUS.

                                  THE COMPANY

    Heritage Media Corporation, through its Actmedia, Inc. ("Actmedia") subsidiary, is the world's largest independent provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. The Company is also a participant in the broadcast industry through its ownership of four network affiliated television stations in small to mid-sized markets and 17 radio stations in seven major markets.

    Actmedia offers advertisers a broad assortment of in-store advertising and promotional products, which are highly effective in increasing consumer awareness and purchases of targeted products. Advertising products include print displays on shopping carts, aisle directories and shelves, the instant coupon machine and audio advertising played throughout the store. Promotional products consist of customized in-store demonstrations and merchandising, as well as coupon and sampling programs. Actmedia can provide on-line reporting to customers concerning the sales impact of its in-store programs.

    Actmedia's in-store network delivers some or all of its products and services in over 24,000 supermarkets, 13,000 drug stores and 2,400 mass merchandise stores across the country, a network substantially larger than that of any other in-store marketing company in the United States. By contracting to purchase the Company's in-store advertising and promotional products, advertisers gain access to up to approximately 205 of the nation's 209 Designated Market Areas covering over 70% of the households in the United States. Through the Powerforce division, Actmedia also delivers sales merchandising services to toy, hardware, computer retail, office products and department stores.

    To expand the Company's targeted marketing services capabilities, on October 23, 1995, the Company entered into an agreement to acquire DIMAC. See "Recent Developments." DIMAC is the largest full service, vertically-integrated direct marketing services company in the United States. Pursuant to the Merger
Agreement (as defined), a subsidiary of the Company will merge with DIMAC, resulting in DIMAC becoming a wholly-owned subsidiary of the Company.

                                  THE OFFERING

Securities Offered................  $175.0  million  principal  amount  of  8  3/4%   Senior
                                    Subordinated Notes due 2006.
Maturity Date.....................  February 15, 2006.
Interest Rate and Payment Dates...  The  Notes will bear interest at  the rate of 8 3/4% per annum, payable semi-annually on  February 15 and  August
                                    15, commencing August 15, 1996.
Special Redemption................  The  Notes offered  hereby will be  subject to mandatory redemption on  the Special  Redemption Date  at 101%  of
                                    their  issue price to the  public, plus accrued interest
                                    to the  date  of  redemption,  in  the  event  that  the
                                    Acquisition  is not consummated on or before the Special
                                    Redemption  Date.  Prior  to  the  consummation  of  the
                                    Acquisition, the net proceeds from the sale of the Notes
                                    offered  hereby will be held  and pledged to the Trustee
                                    pursuant  to  the   Indenture  and   invested  in   Cash
                                    Equivalents, and the obligation of the Company to redeem
                                    the Notes on the Special Redemption Date will be secured
                                    by  such  proceeds.  See "Description  of  the  Notes --
                                    Special Redemption."
Optional Redemption...............  The Notes  are  redeemable  at  any  time  on  or  after
                                    February  15, 2001 in whole or in part, at the option of
                                    the Company, at the redemption prices set forth  herein,
                                    plus   accrued  and  unpaid  interest  to  the  date  of
                                    redemption.
Ranking...........................  The Notes will be subordinated unsecured obligations  of the  Company and will  be junior in  right of payment to
                                    all senior indebtedness. The Notes will rank PARI  PASSU
                                    in  right of  payment with the  Company's existing $50.0
                                    million 11%  Senior  Subordinated Notes  due  2002  (the
                                    "1992  Notes"). As of September 30, 1995, on a pro forma
                                    basis  after  giving  effect  to  the  Acquisition,  the
                                    Company had $382.7 million of Senior Indebtedness.
Certain Covenants.................  The   Indenture  for  the  Notes,  among  other  things,
                                    contains restrictions (with  certain exceptions) on  the
                                    ability  of the Company  and its Restricted Subsidiaries
                                    (as defined) to:  (i) incur  additional indebtedness  or
                                    issue  preferred stock;  (ii) make  dividend payments or
                                    other restricted payments; (iii) make asset sales;  (iv)
                                    create   liens;   (v)  enter   into   transactions  with
                                    affiliates; and (vi) enter into mergers,  consolidations
                                    or sales of all or substantially all of its assets.
Absence of Public Market..........  There  is no  public market  for the  Notes. The Company does not  intend to  list the  Notes on  any  securities
                                    exchange or to arrange for their quotation on the NASDAQ
                                    system. The Company has been advised by the Underwriters
                                    that they presently intend to make a market in the Notes
                                    after  the consummation  of the  offering, although they
                                    are under no obligation  to do so.  No assurance can  be
                                    given,  however,  as  to the  liquidity  of  the trading
                                    market for the Notes or that an active public market for
                                    the Notes will develop.
Use of Proceeds...................  The Company  intends to  use the  net proceeds  of  this offering  together with amounts obtained under the DIMAC
                                    Credit Facility (as defined) to finance the Acquisition.
                                    Prior  to  the  consummation  of  the  Acquisition,  the
                                    proceeds  from the sale of the Notes will be held by and
                                    pledged to the Trustee and invested in certain permitted
                                    investments. See "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

    The following summary historical financial data were derived from the audited consolidated financial statements and the unaudited interim consolidated financial statements of the Company. The following table also presents summary pro forma financial data for the year ended December 31, 1994 and the nine month period ended September 30, 1995 derived from the unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Prospectus Supplement. See "Pro Forma Condensed Combined Financial Statements."

    The unaudited pro forma combined information presented below provides financial information giving effect to certain Company and DIMAC transactions which have occurred or are probable to occur, the Acquisition on a purchase basis, the issuance of the Notes and the new DIMAC Credit Facility, as if such transactions occurred on September 30, 1995, with regard to balance sheet information, and on January 1, 1994, with regard to statements of operations information. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had such transactions and the Acquisition been consummated at the beginning of the periods presented or future results.

    The following summary historical and pro forma condensed combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Interim Results of Operations" and the Pro Forma Condensed Combined Financial Statements (in each case together with the related notes thereto) and other information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus.

                                                                                                            NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31, (1)               SEPTEMBER 30, (1)
                                                       ------------------------------------------------  ------------------------
                                                         1992       1993       1994     1994 PRO FORMA     1994         1995
                                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................................  $ 250,891  $ 291,205  $ 317,628     $ 529,494     $ 210,826    $ 299,065
Gross profit.........................................    113,272    140,113    166,658       231,101       110,759      128,070
Operating income (2).................................     27,550     34,995     57,838        65,805        35,332       47,473
Interest expense, net................................    (37,473)   (31,515)   (30,373)      (57,802)      (22,196)     (26,190)
Net income (loss) (3)................................    (18,560)       512     22,299         3,742         8,468       15,604
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents............................  $   1,218  $   4,416  $   4,270                   $   5,335    $   1,788
Working capital......................................       (104)    (3,631)   (11,361)                    (10,195)       2,992
Total assets.........................................    496,296    492,849    514,147                     492,467      551,143
Long-term debt (including current portion)...........    319,385    314,989    351,525                     348,008      350,380
Stockholders' equity.................................     91,213     86,642     89,246                      74,889      108,725
OTHER DATA:
EBITDA (4)...........................................  $  54,242  $  68,353  $  90,058     $ 110,805     $  58,635    $  68,679
Depreciation, amortization and non-recurring
 charges.............................................     26,692     33,358     32,220        45,000        23,303       21,206
Capital expenditures (5).............................     15,531     18,534     13,271        --             8,804       13,073
Ratio of EBITDA to interest expense, net.............       1.45x      2.17x      2.97x         1.92x         2.64x        2.62x
Ratio of Debt to EBITDA..............................       5.89       4.61       3.90        --              4.13(6)        3.50(6)
Ratio of Earnings to Fixed Charges (7)...............     --           1.09       1.78          1.07          1.46         1.77


                                                       1995 PRO FORMA

STATEMENT OF OPERATIONS DATA:
Net revenues.........................................     $ 413,730
Gross profit.........................................       170,053
Operating income (2).................................        56,379
Interest expense, net................................       (43,873)
Net income (loss) (3)................................         6,627
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents............................     $   1,831
Working capital......................................        10,455
Total assets.........................................       853,588
Long-term debt (including current portion)...........       602,664
Stockholders' equity.................................       117,902
OTHER DATA:
EBITDA (4)...........................................     $  86,018
Depreciation, amortization and non-recurring
 charges.............................................        29,639
Capital expenditures (5).............................        --
Ratio of EBITDA to interest expense, net.............          1.96x
Ratio of Debt to EBITDA..............................          4.89(6)
Ratio of Earnings to Fixed Charges (7)...............          1.28

------------------------------
(1) Information reflects acquisition and investment transactions described under
    Note 2 of Notes to Consolidated Financial Statements appearing in Form 10-K/A for the year ended December 31, 1994 (the "1994 Form 10-K"), Note 4 of Notes to Consolidated Financial Statements appearing in Form 10-Q/A for the quarter ended September 30, 1995 and Note 6 of Notes to Consolidated Financial Statements in Form 10-Q for the quarter ended September 30, 1994. See "Management's Discussion and Analysis of Financial Condition and Interim Results of Operations" appearing in this Prospectus Supplement.

(2) Operating income contains certain nonrecurring expenses which represent operating costs that are unusual or infrequent in nature and are not expected to be incurred by the Company on a regular basis in future periods. Such costs for the year ended December 31, 1993 total $4.7 million and relate to restructuring charges ($3.0 million) and the write-down of program rights ($1.7 million). In addition, operating income contains compensation expense relating to stock appreciation rights in the amounts of $500,000, $500,000, and $4.9 million during the years ended December 31, 1992 through 1994, respectively, and $3.1 million for the nine months ended September 30, 1994. Such rights were retired in January 1995.

(3) The unaudited Pro Forma Condensed Combined Statements of Operations do not include extraordinary losses of $3.2 million and $2.4 million recognized by DIMAC during the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, resulting from the retirement of certain indebtedness, nor do they include an extraordinary loss of approximately $2.0 million to be recognized upon the retirement of DIMAC's existing credit facility in connection with the Acquisition.

(4) EBITDA represents operating income excluding depreciation, amortization of goodwill and other assets (as presented on the face of the income statement) and nonrecurring charges. EBITDA is presented because management believes that it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses. Accordingly, significant uses of EBITDA include, but are not limited to, interest and principal payments on long-term debt, capital expenditures, and acquisitions of new operations or businesses. However, EBITDA should not be considered as an alternative to operating income or net income (loss) as a measure of operating results in accordance with generally accepted accounting
    principles  or  to  cash  flows  from  operating,  investing  or   financing
    activities as a measure of liquidity. Items excluded from EBITDA, such as depreciation, amortization and nonrecurring charges, are significant components of the Company's operations and should be considered in evaluating the Company's financial performance. Nonrecurring charges are excluded from EBITDA due to the fact that management does not expect to incur these charges on a regular basis in the future and does not believe that these charges should be considered in evaluating the Company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses in the future. Investors should be aware that EBITDA as described above may differ in the method of calculation from EBITDA presented by other companies due to the exclusion of nonrecurring charges. See footnote (2) above for a description of nonrecurring charges.

(5) Capital expenditures represent expenditures for long-term fixed assets which are necessary to grow or maintain existing products or services sold by the Company. Capital expenditures exclude cash outlays relating to acquisitions of new operations or businesses of $11.9 million, $5.1 million and $6.9 million for the years ended December 31, 1992 through 1994, respectively, and $7.8 million and $16.6 million for the nine months ended September 30, 1994 and 1995, respectively.

(6) The historical ratio of Debt to EBITDA at September 30, 1994 and 1995 is calculated using EBITDA of $84.2 million and $100.1 million for the twelve month periods ending September 30, 1994 and 1995, respectively. The pro forma ratio of debt to EBITDA at September 30, 1995 is calculated using the sum of historical EBITDA for the twelve months ended September 30, 1995 of $100.1 million and the pro forma impact of the Acquisition and certain other transactions on pro forma EBITDA of $23.1 million based on annualized nine months' results.

(7) For the year ended December 31, 1992, earnings were insufficient to cover fixed charges by $18.6 million.

                              RECENT DEVELOPMENTS

ACQUISITION OF DIMAC

    On October 23, 1995, the Company entered into an agreement (the "Merger Agreement") with DIMAC. Pursuant to the Merger Agreement, a subsidiary of the Company would merge with DIMAC, resulting in DIMAC becoming a wholly-owned subsidiary of the Company. As a result of the Acquisition, each share of DIMAC common stock would be converted into the right to receive $28.00 in cash (the "Merger Consideration"). Although the Merger Agreement permits the Company to pay up to $7.00 of the Merger Consideration by issuing shares of the Company's Class A Common Stock, par value $.01 per share ("Company Common Stock"), the Company has not elected to do so.

    Consummation of the Acquisition is subject to approval of the transaction by the DIMAC stockholders and certain other customary closing conditions. The Company anticipates that the Acquisition will be consummated on or about February 21, 1996. The shareholders of DIMAC are expected to approve the Acquisition at a shareholders' meeting scheduled for February 21, 1996.

    Immediately prior to the Acquisition, DIMAC will enter into a $175.0 million senior bank facility guaranteed by the Company (the "DIMAC Credit Facility"). The Company anticipates that approximately $89.2 million of borrowings drawn under the DIMAC Credit Facility, together with the net proceeds from the issuance of the Notes, will be used to finance the Acquisition.

    DIMAC was founded in 1921 and has evolved into the largest full service, vertically-integrated direct marketing services company in the United States. DIMAC creates and implements comprehensive, custom-tailored marketing programs that enable clients nationwide to focus their marketing expenditures on a highly targeted potential customer base. As a full service, vertically-integrated firm, DIMAC provides every component of a complete direct marketing program, including customized market research, strategic and creative planning, creation and management of relational databases, telemarketing, media buying, production services, fulfillment services and subsequent program analysis. Throughout the last thirty years, DIMAC has successfully expanded the range of its marketing services and increased the size of its customer base to include major corporations such as AT&T, American Express, Blockbuster Video, The Walt Disney Company, several Blue Cross/Blue Shield organizations, Medco Containment Services and a significant number of U.S. public television stations.

    For the year ended December 31, 1994 and for the nine months ended September 30, 1995, DIMAC had sales of approximately $100.0 million and $89.0 million, respectively, and EBITDA of $14.0 million and $15.0 million, respectively.

RECENT RESULTS OF OPERATIONS

    The Company recently announced preliminary unaudited results of operations for the year ended December 31, 1995. Consolidated net revenues of $435.8 million for 1995 represented a 37.2% increase over the 1994 net revenues of $317.6 million. Operating income of $73.0 million in 1995 exceeded 1994 operating income of $57.8 million by 26.2%. Net income of $26.6 million for 1995 represented a 19.2% increase over the 1994 net income of $22.3 million. Net income reported for 1995 gives effect to a write-off, net of income taxes, of $2.8 million relating to the Company's investment in Media Meervoud (its Netherlands in-store marketing subsidiary).

BROADCASTING OPERATIONS

    The Telecommunications Act of 1996 was enacted on February 8, 1996. See "Federal Regulation of Broadcasting."

    On February 8, 1996, the Company completed its previously announced sale of KEVN-TV in Rapid City, South Dakota, for a purchase price of $14.0 million. On February 16, 1996, the Company is expected to complete its previously announced purchase of radio stations WMYV-FM and WWST-FM, both serving the Knoxville, Tennessee market, for an aggregate purchase price of $6.5 million.

    In addition, the Federal Communications Commission ("FCC") has denied the NAACP's petition for reconsideration of the FCC's grant of the transfer of control of, or license renewals of, certain of the Company's radio and television stations. Accordingly, the FCC's grant has become a final order, not subject to judicial or administrative review.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company for the sale of the Notes are estimated at $170.0 million after the deduction of the underwriting discount and of the estimated expenses payable by the Company. Such net proceeds will initially be deposited with and held by and pledged to the Trustee pursuant to the Indenture as security for the Notes. In the event that the Special Redemption occurs, such proceeds together with funds provided by the Company, will be used to fund the Special Redemption. See "Description of Notes -- Special Redemption." If the acquisition of DIMAC is consummated, the Company intends to use the net proceeds of the Offering, together with amounts obtained under the DIMAC Credit Facility, to finance the Acquisition. See "Recent Developments."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1995 and as adjusted to give effect to the Acquisition and this offering and the application of the proceeds thereof. See "Use of Proceeds." This table should be read in conjunction with the Pro Forma Condensed Combined Financial Statements and the notes thereto included elsewhere in this Prospectus Supplement.

                                                                                           AT SEPTEMBER 30, 1995
                                                                                          ------------------------
                                                                                            ACTUAL      PRO FORMA
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Cash and cash equivalents...............................................................  $     1,788  $     1,831
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Current installments of long-term debt (1)..............................................  $     3,278  $     3,852
                                                                                          -----------  -----------
Long-term debt:
  HMSI Credit Agreement (2).............................................................      120,400      106,352
  DIMAC Credit Facility (3).............................................................      --            89,225
  Canadian credit agreement.............................................................       16,263       16,263
  HMSI 11% Senior Notes due 2002........................................................      150,000      150,000
  HMC 11% Senior Subordinated Notes due 2002............................................       50,000       50,000
  HMC 8 3/4% Senior Subordinated Notes offered hereby...................................      --           175,000
  Other.................................................................................       10,439       11,972
                                                                                          -----------  -----------
    Total long-term debt................................................................      347,102      598,812
                                                                                          -----------  -----------
Stockholders' equity:
  Preferred stock, no par value. 60,000,000 shares authorized; none outstanding.........      --           --
  Common Stock:
    Class A, $.01 par value. 40,000,000 shares authorized; 17,736,359 shares outstanding
     (4)................................................................................          177          177
  Additional paid-in capital............................................................      222,418      225,083
  Unrealized gain on investments, net (5)...............................................          630          630
  Accumulated deficit...................................................................     (112,610)    (106,098)
  Accumulated foreign currency translation adjustments..................................       (1,436)      (1,436)
  Class A Common Stock in treasury at cost (32,828 shares)..............................         (454)        (454)
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      108,725      117,902
                                                                                          -----------  -----------
    Total capitalization................................................................  $   459,105  $   720,566
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------------
(1) Current installments of long-term debt exclude the Company's $5.0 million note payable issued in connection with the acquisition of KKCJ-FM (now KCIY-FM) in July 1995. This note payable was paid in full in January 1996.

(2) Heritage Media Services, Inc. ("HMSI") is a wholly-owned subsidiary of the Company. The HMSI Credit Agreement consists of an $80.0 million term loan facility and a $75.0 million revolving credit facility. At September 30, 1995, $31.0 million of additional borrowings are available under the HMSI Credit Agreement.

(3) Immediately prior to the consummation of the Acquisition, the Company will enter into the DIMAC Credit Facility which will provide for borrowings of up to $175.0 million. The Company expects that it will use approximately
     $89.2 million under the DIMAC Credit Facility together with the net proceeds of the offering to finance the Acquisition.

(4)  Excluding shares reserved for issuance upon exercise of stock options.

(5) Although the Company does not invest in equity securities in the normal course of business, during the third quarter the Company made a short-term investment in marketable equity securities which are available for sale. The investment had a gross unrealized gain of $630,000, net of applicable income taxes, at September 30, 1995, which is recognized as a separate component of stockholders' equity.

                            SELECTED FINANCIAL DATA

    The  following  table  sets  forth  selected  financial  data  regarding the financial position and operating results of the Company and its subsidiaries. This data should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing in the Annual Report on Form 10-K for the year ended December 31, 1994, Amendment No. 1 to such report on Form 10-K/A filed on December 15, 1995 and Amendment No. 2 to such report on Form 10-K/A filed on January 4, 1996 ("1994 Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, March 31, 1995, June 30, 1995 and September 30, 1995 and Form 10-Q/A amending the Form 10-Q for the period ended September 30, 1995, which Form 10-Q/A was filed on December 15, 1995, all of which are incorporated by reference herein, and "Management's Discussion and Analysis of Financial Condition and Interim Results of Operations" appearing in this Prospectus Supplement.

                           HERITAGE MEDIA CORPORATION

                                                                                                      NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31, (1)                   SEPTEMBER 30, (2)
                                        ----------------------------------------------------------  ----------------------
                                           1990        1991        1992        1993        1994        1994        1995
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues........................  $  203,854  $  222,360  $  250,891  $  291,205  $  317,628  $  210,826  $  299,065
  Operating income (3)................      13,451      21,950      27,550      34,995      57,838      35,332      47,473
  Interest expense, net...............     (38,108)    (38,640)    (37,473)    (31,515)    (30,373)    (22,196)    (26,190)
  Income (loss) before extraordinary
   items..............................     (26,009)    (19,278)    (14,966)         77      22,299       8,468      15,604
  Net income (loss)...................     (24,950)    (14,958)    (18,560)        512      22,299       8,468      15,604
  Income (loss) per share before
   extraordinary items................       (2.82)      (2.39)      (1.51)       (.32)        .15        (.64)        .88
  Net income (loss) per share.........      ($2.72)     ($1.97)     ($1.76)      ($.29)       $.15       ($.64)       $.88
BALANCE SHEET DATA (AT PERIOD END):
  Property and equipment, net.........  $   52,144  $   48,659  $   55,832  $   57,422  $   54,799  $   53,527  $   58,374
  Goodwill and other intangibles,
   net................................     378,375     375,378     373,426     363,667     382,288     365,969     392,046
  Total assets........................     497,358     481,147     496,296     492,849     514,147     492,467     551,143
  Long-term debt (4)..................     352,791     345,916     319,385     314,989     351,525     348,008     350,380
  Stockholders' equity................      66,339      62,022      91,213      86,642      89,246      74,889     108,725
OTHER DATA:
  EBITDA (5)..........................  $   42,595  $   45,103  $   54,242  $   68,353  $   90,058  $   58,635  $   68,679
  Depreciation, amortization and
   nonrecurring charges (3)...........      28,944      22,803      26,692      33,358      32,220      23,303      21,206
  Capital expenditures (6)............       9,884      11,421      15,531      18,534      13,271       8,804      13,073
  Ratio of EBITDA to interest expense,
   net................................        1.12x       1.17x       1.45x       2.17x       2.97x       2.64x       2.62x
  Ratio of Debt to EBITDA (7).........        8.28        7.67        5.89        4.61        3.90        4.13        3.50

------------------------
(1) Information reflects acquisition and investment transactions described under Note 2 of Notes to Consolidated Financial Statements appearing in the 1994 Form 10-K. See "Management's Discussion and Analysis of Financial Condition and Interim Results of Operations" appearing in this Prospectus Supplement.

(2) Information reflects acquisition and investment transactions described under Note 4 of Notes to Consolidated Financial Statements appearing in Form 10-Q for the quarter ended September 30, 1995 and Note 6 of Notes to Consolidated Financial Statements appearing in Form 10-Q for the quarter ended September 30, 1994. See "Management's Discussion and Analysis of Financial Condition and Interim Results of Operations" appearing in this Prospectus Supplement.

(3) Operating income contains certain nonrecurring expenses which represent operating costs that are unusual or infrequent in nature and are not expected to be incurred by the Company on a regular basis in future periods. Such costs are comprised of the following: for the year ended December 31, 1990, $8.5 million relating to compensation expense in connection with the POP Radio merger ($6.9 million) and the write-down of barter accounts ($1.0 million) and program rights ($.6 million), and for the year ended December 31, 1993, $4.7 million relating to restructuring charges ($3 million) and the write-down of program rights ($1.7 million). In addition, operating income contains compensation expense relating to stock appreciation rights in the amounts of $200,000, $350,000, $500,000, $500,000, and $4.9 million during the years ended December 31, 1990 through 1994, respectively, and $3.1 million for the nine months ended September 30, 1994. Such rights were retired in January 1995.

(4) Includes current installments. See Note 4 of Notes to Consolidated Financial Statements appearing in the 1994 Form 10-K, Note 2 of Notes to Consolidated Financial Statements appearing in the Form 10-Q/A for the quarter ended September 30, 1995 and Notes 2 and 4 of Notes to Consolidated Financial Statements appearing in Form 10-Q for the quarter ended September 30, 1994, all such forms are incorporated by reference herein.

(5) EBITDA represents operating income excluding depreciation, amortization of goodwill and other assets (as presented on the face of the income statement) and nonrecurring charges. EBITDA is presented because management believes that it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses. Accordingly, significant uses of EBITDA include, but are not limited to, interest and principal payments on long-term debt, capital expenditures, and acquisitions of new operations or businesses. However, EBITDA should not be considered as an alternative to operating income or net income
     (loss) as a measure of operating results in accordance with generally accepted accounting principles or to cash flows from operating, investing or financing activities as a measure of liquidity. Items excluded from EBITDA, such as depreciation, amortization and nonrecurring charges, are significant components of the Company's operations and should be considered in evaluating the Company's financial performance. Nonrecurring charges are excluded from EBITDA due to the fact that management does not expect to incur these charges on a regular basis in the future and does not believe that these charges should be considered in evaluating the Company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses in the future. Investors should be aware that EBITDA as described above may differ in the method of calculation from EBITDA presented by other companies due to the exclusion of nonrecurring charges. See footnote (1) under Summary Financial Data for a description of nonrecurring charges.

(6) Capital expenditures represent expenditures for long-term fixed assets which are necessary to grow or maintain existing products or services sold by the Company. Capital expenditures exclude cash outlays relating to acquisitions of new operations or businesses of $37.7 million, $4.4 million, $11.9 million, $5.1 million and $6.9 million for the years ended December 31, 1990 through 1994, respectively, and $7.8 million and $16.6
     million   for  the  nine   months  ended  September   30,  1994  and  1995,
     respectively.

(7) The ratio of Debt to EBITDA at September 30, 1994 and 1995 is calculated using EBITDA of $84.2 million and $100.1 million for the twelve month periods ended September 30, 1994 and 1995, respectively.

    The following table sets forth selected financial information regarding the financial position and operating results of DIMAC. This data should be read in conjunction with DIMAC's consolidated financial statements and the notes thereto appearing in Heritage's Report on Form 8-K/A dated January 17, 1996, which is incorporated by reference herein.

                               DIMAC CORPORATION

                                                                                                        NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                              -------------------------------------------------------  --------------------
                                                1990       1991       1992       1993(1)      1994       1994       1995
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues..............................  $  44,894  $  52,475  $  57,810   $  63,800   $ 100,012  $  70,652  $  89,030
  Operating income..........................      4,901      5,027      6,290       5,109      10,919      7,883     11,878
  Interest expense, net.....................       (605)    (1,092)      (781)     (1,417)     (6,069)    (4,993)    (3,574)
  Income (loss) before extraordinary
   item(2)..................................      2,576      2,476      3,363       2,259       2,985      1,729      5,117
  Net income (loss).........................      2,576      2,476      3,363       2,259        (172)    (1,018)     2,738
  Earnings (loss) per share before
   extraordinary item(2)(3).................                                          .22         .64        .43        .77
  Earnings (loss) per share(3)..............                                    $     .22   $    (.04) $    (.25) $     .41
BALANCE SHEET DATA (AT PERIOD END):
  Property and equipment, net...............  $   5,544  $   7,571  $   7,240   $   8,124   $  13,013  $  13,233  $  19,276
  Goodwill and other intangibles, net.......      5,792      8,999      8,495      11,168      19,037     17,893     25,232
  Total assets..............................     26,053     36,818     32,533      41,456      64,408     66,617     81,360
  Long-term debt(4).........................      6,122     10,187      6,817      49,068      36,303     34,211     51,462
  Stockholders' equity (deficiency)(5)......      8,116     10,592     13,998     (27,573)         73       (680)     2,811
OTHER DATA:
  EBITDA(6).................................      6,233      6,965      8,539       8,862      14,019     10,099     15,004
  Capital expenditures(7)...................      2,061      2,142      1,229       2,530       4,178      3,452      2,166

------------------------------
(1) Includes certain nonrecurring compensation expenses of $1,091,000 related to the DIMAC recapitalization in 1993 and $325,000 of reserves related to the move of the West Coast facility.

(2) The extraordinary item represents the impact of debt extinguishment in September 1994 and April 1995.

(3) The historical earnings per share and equivalent shares data for 1990, 1991 and 1992 has not been presented because the capitalization of DIMAC following the recapitalization and initial public offering is not indicative of the capitalization prior to such events.

(4) Includes current portion of long-term debt.

(5) Represents the impact of the recapitalization in 1993 and the initial public offering in 1994.

(6) EBITDA represents operating income excluding depreciation, amortization of goodwill and other assets and nonrecurring charges. EBITDA is presented because management believes that it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses. Accordingly, significant uses of EBITDA include, but are not limited to, interest and principal payments on long-term debt, capital expenditures, and acquisitions of new operations or businesses. However, EBITDA should not be considered as an alternative to operating income or net income (loss) as a measure of operating results in accordance with generally accepted accounting principles or to cash flows from operating, investing or financing activities as a measure of liquidity. Items excluded from EBITDA, such as depreciation, amortization and nonrecurring charges, are significant components of DIMAC's operations and should be considered in evaluating DIMAC's financial performance. Nonrecurring charges are excluded from EBITDA due to the fact that management does not expect these charges to be recurring in the future and does not believe that these charges should be considered in evaluating DIMAC's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses in the future. Investors should be aware that EBITDA as described above may differ in the method of calculation from EBITDA presented by other companies due to the exclusion of nonrecurring charges. See footnote (1) above for a description of nonrecurring charges.

(7) Capital expenditures represent expenditures for long-term fixed assets which are necessary to grow or maintain existing services sold by DIMAC. Capital expenditures exclude cash outlays relating to acquisitions of new operations or businesses of $1.2 million, $0.7 million and $11.9 million for the years ended December 31, 1990, 1991 and 1994, respectively, and $11.6 million and $11.3 million for the nine months ended September 30, 1994 and 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND INTERIM RESULTS OF OPERATIONS

GENERAL

    The Company has focused its growth strategy on acquiring in-store, media, and other communications-related properties it believes have the potential for long-term appreciation and aggressively managing the operations of these properties to improve their operating results. Due to the numerous acquisitions, dispositions, and financing activities during the periods discussed below, the results of operations from year to year are not comparable.

RESULTS OF OPERATIONS: NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

    Consolidated net revenues of $299.1 million increased by 42% over the 1994 revenues of $210.8 million. Operating income of $47.5 million in 1995 exceeded the comparable 1994 period by 34%. Net income of $15.6 million improved significantly versus $8.5 million in 1994. The improvement in the Company's operating results for the 1995 period reflects advertising and promotion revenue growth and additional revenues from Actmedia Canada and the Powerforce acquisition by the in-store Marketing Group and increased national and local advertising revenues by the Television and Radio Groups. The income per share of $0.88 improved in 1995 versus a $0.64 per share loss in 1994 due to the favorable results from operations and the $1.13 per share impact of settlement rights accretion and dividends in 1994. All comparisons, unless otherwise noted, are for the nine-month period ended September 30, 1995 versus the comparable 1994 period.

    IN-STORE MARKETING. The In-store Marketing Group contributed $235.1 million of revenues in 1995, an increase of 57%, compared to $149.7 million in 1994. All of the group's product revenues improved versus the 1994 period. The growth of advertising, promotion, and Instant Coupon Machine ("ICM") revenues and additional revenues from Actmedia Canada and the Powerforce acquisition were the major contributors. Advertising revenues totaled $41.2 million in 1995, an increase of 14% compared to 1994. Promotion revenues totaling $54.2 million increased 36% compared to 1994, and ICM revenues grew by 8%. International revenues of $22.3 million grew by 59% versus 1994 as Actmedia Canada contributed an additional $7.9 million of revenues. The Powerforce acquisition added $53.2 million of revenues in the 1995 period.

    Operating income of $30.6 million increased by 48%, from $20.7 million in the 1994 period due primarily to increased revenues. The 1994 period included a $3.1 million nonrecurring charge. The operating margin was approximately 13% in 1995 versus 14% in 1994 due to Powerforce. Excluding Powerforce, the operating margin was 16% in 1995.

    TELEVISION. The Television Group generated $32.7 million of revenues in 1995, a 1% increase compared to $32.4 million in 1994. Revenues improved 6% compared to 1994 on a same station basis. The Television Bureau of Advertising Time Sales Survey reported that industry-wide gross local revenues increased by 7% and national revenues were up 5% compared to 1994. The Television Group's national revenues increased by 18% and local revenues improved 3% compared to the 1994 period on a same station basis. The 1994 period also included $0.8 million of additional political revenues. Revenues improved 9% on a same station basis excluding political revenues. All of the Television Group's stations, except Charleston, WV generated improved revenues in 1995 compared to the 1994 period.

    Operating income of $12.4 million increased by 16% compared to 1994 primarily as a result of the higher revenues and favorable mix of increased national revenues. The operating margin improved from 35% in 1994 to 38% in 1995 on a same station basis. The Oklahoma City, Pensacola, and Plattsburgh/ Hanover stations contributed substantially all of the operating income improvement.

    The rate of growth of local and national advertising expenditures in the industry softened in the third quarter and continues to be slow entering the fourth quarter.

    RADIO. The Radio Advertising Bureau reported that combined national revenues grew 9% and local spot revenues improved 10% in 1995 versus the same period in 1994 for the radio industry. Net revenues of the Radio Group increased by 9% from $28.8 million in 1994 to $31.3 million in 1995. The Radio Group's national and local revenues grew by 10% and 9%, respectively. The significant contributors to the revenue growth were the St. Louis and Rochester duopolies and the Kansas City and Portland stations. The Cincinnati station's revenues declined significantly as previously discussed and the Seattle station's revenues declined due to direct competition in its format. The Portland and Kansas City acquisitions contributed $0.6 million of revenues.

    Operating income grew from $6.4 million in 1994 to $7.1 million in 1995 primarily as a result of the improved revenues. Operating income was $7.7 million excluding the acquisitions noted above. The operating margin improved from 22% in 1994 to 25% in 1995 excluding the acquisitions.

    The Radio industry has seen a softening of national advertising expenditures in the third quarter and continuing into the fourth quarter.

    CORPORATE EXPENSES. Corporate expenses of $2.7 million in 1995 increased by $150,000 versus the 1994 period.

    DEPRECIATION AND  AMORTIZATION.    Depreciation and  amortization  of  $21.2
million in 1995 increased by 5% compared to 1994.

    OTHER  NONRECURRING EXPENSE.   Other  nonrecurring expense  in 1994 included
$3.1 million of noncash expense for accrued stock appreciation rights. Payment of the rights was completed in January 1995.

    INTEREST EXPENSE. Interest expense increased from $22.2 million in 1994 to $26.2 million in 1995 due primarily to higher interest rates and higher debt levels.

    NET INCOME. Primarily as a result of an additional $12.1 million of operating income, reduced by higher interest expense and income taxes, the Company improved its net income from $8.5 million in 1994 to $15.6 million in 1995.

RESULTS OF OPERATIONS: 1994 COMPARED TO 1993

    Consolidated net revenues of $317.6 million represented a 9% increase over the 1993 revenues of $291.2 million. Cost of services of $151.0 million in 1994 were level with 1993. Operating income of $57.8 million in 1994 exceeded the comparable 1993 period by 65%. The earnings per share were $0.15 versus a loss per share of $0.29 in 1993. The improvement in the Company's operating results for the 1994 period primarily reflects strong revenue growth from the ICM by the In-store Marketing Group, higher revenues from the in-store international operations, increased Television and Radio Group advertising revenues and positive contributions from the radio stations acquired during 1993 and 1994. The earnings per share improvement in 1994 versus 1993 was due principally to $22.8 million of additional operating income and $1.1 million lower interest expense. The 1994 period included a $4.9 million nonrecurring expense for stock appreciation rights and 1993 included a $3.0 million nonrecurring charge for Actradio, a $1.7 million write-down of television broadcast program rights, and a $0.4 million extraordinary gain on the early extinguishment of debt. All comparisons, unless otherwise noted, are for the year ended December 31, 1994 versus the comparable 1993 period.

    IN-STORE MARKETING. The In-store Marketing Group contributed $230.1 million of revenues in 1994, an increase of 6%, compared to $216.3 million in 1993. The continued growth of the ICM was a major contributor to the revenue increase. The ICM generated approximately $82.0 million of revenues in its second full year which exceeded the $63.0 million level in 1993 by 31%. International revenues grew from $17.7 million in 1993 to $23.2 million in 1994 due primarily to the acquisitions of in-store marketing companies in Canada and Australia/New Zealand in 1994. Co-operative sampling and demonstration revenues declined from $21.1 million in 1993 to $18.0 million in 1994 principally due to the loss of one customer program and a product switch by another. Revenues generated per program decreased from $3.5 million in 1993 to $3.0 million in 1994. Advertising revenues in 1994 declined 5% compared to 1993 reflecting the continuing trend of some clients directing a portion of their spending to ICM and away from the shelf-talk product. Impact revenues declined by 11% to $47.0 million in 1994. Revenues for demonstration services in 1994 were adversely affected by increased competition, which has adversely affected pricing.

    Net revenues of Actradio increased to $6.9 million in 1994 from $6.6 million in 1993. In 1993, Actradio terminated its Joint Operating Agreement with Muzak Limited Partnership, forming marketing alliances with three large music network providers to accelerate the conversion to satellite delivery and expand its in-store audio network by approximately 9,000 stores. As a result of launching this new program, the Company recorded a one-time nonrecurring charge of $3.0 million in the fourth quarter of 1993 reflecting the costs of closing a tape machine servicing center ($1.1 million), the write-off of obsolete delivery equipment ($1.5 million), and provisions for other costs ($.4 million). These actions reduced the ongoing operating costs and long-term capital requirements, and increased the size and quality of the in-store audio network.

    In-store Marketing operating income of $37.2 million increased by 70% from $21.9 million in the 1993 period due primarily to the increased 1994 revenues, favorable revenue mix of increased ICM and lower promotion revenues resulting in higher margins, store operations efficiencies and economies related to field execution, and the elimination of the Actradio losses. The operating margin increased to 16% in 1994 compared to 12% in 1993 (excluding the $3.0 million Actradio charge). The termination of the MUZAK agreement improved the operating margin by 2%.

    The In-store Marketing Group contributed 72% of the Company's revenues and 64% of operating income in 1994.

    TELEVISION. The Television Group generated $46.7 million of revenues in 1994, a 13% increase compared to $41.5 million in 1993. The Television Bureau of Advertising Time Sales Survey reported that industry-wide gross local revenues increased by 4% and national revenues were up 23%, including additional political revenues, compared to 1993. The Television Group's local revenues increased 9% and national revenues improved 22% compared to the 1993 period including additional political advertising revenues of $3.3 million in 1994. All of the Television Group's stations generated increased revenues in 1994 with 78% of the improvement produced by the Pensacola, Oklahoma City and Plattsburgh stations. The Pensacola station benefitted from local revenue growth of 10% and national revenue growth of 39% including $1.8 million of political revenues. The Oklahoma City station generated revenues of $8.3 million in 1994 compared to $7.3 million in 1993 primarily as a result of a 15% increase in local revenues. The continuing increase in popularity of the FOX network programming, the success of targeting programming to the 18-49 audience, and National Football League telecasts have favorably impacted KOKH-TV's ratings. The Plattsburgh/Hanover stations' local and national revenues improved 5% and 25%, respectively, including $0.6 million of political revenue.

    Operating income of $15.7 million increased by 27% compared to 1993, excluding the 1993 writedown of program rights, primarily as a result of higher revenues. The operating margin improved from 30% in 1993 to 34% in 1994.

    RADIO. Net revenues of the Radio Group increased by 22% from $33.4 million in 1993 to $40.8 million in 1994. The Radio Advertising Bureau reported that revenues grew by 11% in the industry in the comparable period. The radio stations acquired in 1993 and 1994 contributed $3.9 million of the increase. Revenues for the stations owned for all of both periods increased 11% primarily as a result of improved station ratings and the inclusion of $0.5 million of political revenues. The three duopolies, combined, contributed 75% of the revenue increase from 1993-1994. The Cincinnati station incurred direct format competition in the spring of 1994 which substantially impacted the operating results of the station.

    Operating income grew from $6.0 million in 1993 to $8.7 million in 1994 primarily as a result of the improved revenues by the stations owned for all of both periods as a $0.2 million operating loss was incurred by the acquired stations. The operating margin improved from 18% in 1993 to 21% in 1994.

    CORPORATE EXPENSES. Corporate expenses in 1994 of $3.7 million increased 5% compared to $3.6 million in 1993 due primarily to increased shareholder related activities and performance related compensation expenses.

    OTHER OPERATING EXPENSES. The 1994 period included a $4.9 million nonrecurring expense for the retirement of outstanding stock appreciation rights. The 1993 period included a $1.7 million writedown of television program rights as a result of management's assessment of their realizable value (based upon projected future utilization of the programs) and the $3.0 million Actradio nonrecurring expense.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $27.3 million in 1994 decreased by 3% compared to $28.2 million in 1993. The majority of the decrease was due to the write-off of the obsolete Actradio delivery equipment in 1993.

    INTEREST EXPENSE. Interest expense declined from $31.5 million in June 1993 to $30.4 million in 1994 due primarily to the expiration of interest rate swaps in June 1993.

    OTHER EXPENSE. Included in the 1994 results of operations is a $1.4 million non-cash charge to reflect the loss on the sale of television station KDLT-TV.

    INCOME TAXES. Income tax expense for 1994 and 1993 relates primarily to state income taxes. As of December 31, 1994, the Company had net operating loss carryforwards of $76.7 million available to offset future taxable income for federal income tax purposes. Only a portion of this amount, however, will reduce the Company's income tax provision for financial statement purposes and the remainder will be applied against goodwill and stockholders' equity upon realization.

    NET INCOME. Primarily as a result of an additional $22.8 million of operating income, the Company improved its net income from $0.5 million in 1993 to $22.3 million in 1994. Net income applicable to shareholders reflects settlement rights accretion of $19.5 million in 1994 versus $3.5 million in 1993 and preferred dividends of $0.1 million in 1994 compared to $1.8 million in 1993.

BALANCE SHEET: 1994 COMPARED TO 1993

    Trade receivables increased approximately 7% from $47.9 million in 1993 to $51.1 million in 1994 due primarily to a 9% increase in fourth quarter 1994 revenues compared to 1993. Deferred revenues declined from $17.3 million in 1993 to $13.9 million in 1994 due primarily to an approximate $9.0 million decline in promotion revenues, which provide for substantial billings prior to execution of the programs. Goodwill and other intangibles increased by $18.6 million from 1993 to 1994 due to $33.0 million of additions relating to acquisitions less $13.0 million of amortization and the sale of the South Dakota television station.

RESULTS OF OPERATIONS: 1993 COMPARED TO 1992

    Consolidated net revenues of $291.2 million represented a 16% increase over the 1992 revenues of $250.9 million. Cost of services of $151.1 million increased 10% in 1993 compared to 1992 due primarily to the increase in net revenues. Operating income of $35.0 million in 1993 exceeded the comparable 1992 period by 27%. The loss per share was $0.29 versus $1.76 in 1992. The improvement in the Company's operating results for the 1993 period primarily reflects revenue growth from the Instant Coupon Machine by the In-store Marketing Group, increased local Television and Radio Group advertising revenues and positive contributions from radio station acquisitions. The loss per share in 1993 was lower than 1992 due principally to $7.4 million of additional operating income, $6.0 million lower interest expense and increased average shares outstanding. The 1993 period included a $3.0 million nonrecurring charge for Actradio, a $1.7 million writedown of television broadcast program rights and a $0.4 million extraordinary gain on the early extinguishment of debt. The 1992 period included a $3.3 million writeoff of the Company's investment in a United Kingdom in-store marketing company and $3.6 million of extraordinary losses, net, recognized as a result of the Company's 1992 refinancing activities. All comparisons, unless otherwise noted, are for the year ended December 31, 1993 versus the comparable 1992 period.

    IN-STORE MARKETING. The In-store Marketing Group contributed $216.3 million of revenues in 1993, an increase of 16% compared to $186.4 million in 1992. The success of the ICM was a major contributor to the growth. The ICM generated $63.0 million of revenues in its first full year which tripled the $21.0 million level in 1992. Revenues from co-operative sampling and demonstration programs increased by 16%, primarily as a result of management's decision to increase the number of programs compared to 1992. Revenues generated per program registered a small decrease from $3.6 million in 1992 to $3.5 million in 1993. The international operations produced an additional $0.5 million of revenues in 1993 to a total of $17.7 million. The international operations were impacted by the world-wide recession, particularly in Canada. Advertising revenues in 1993 declined 10% compared to 1992 reflecting the continuing trend toward promotion and the shift to ICM and away from the shelf-talk product. Total Impact revenues declined by 16% to $53.0 million in 1993. The number of programs continued to decline from 141 in 1991 to 133 in 1992 and 108 in 1993. The demonstration business also incurred increased competition during 1993, which adversely affected pricing.

    Net revenues of the Actradio product increased to $6.6 million in 1993 from $6.0 million in 1992.

    In-store Marketing operating income of $21.9 million increased by 38% from $15.9 million in the 1992 period due primarily to the increased 1993 revenues, store operations efficiencies, and reduced Actradio losses. The operating margin increased to 12%, excluding the $3.0 million Actradio charge, compared to 9% in 1992.

    TELEVISION. The Television Group generated $41.5 million of revenues in 1993, a 5% increase compared to $39.7 million in 1992. The Television Bureau of Advertising Time Sales Survey reported that industry-wide gross local revenues increased by 4.4% and national revenues were up 1% compared to 1992. The Television Group's local revenues increased 13% and national revenues improved 9% compared to the 1992 period. This favorable performance was substantially offset by the decline of political advertising from $2.3 million in 1992 to $0.1 million in 1993. The revenue improvement was produced by the Oklahoma City and Pensacola stations. The Pensacola station benefitted from local revenue growth of 9% and national revenue growth of 19%. The Oklahoma City station (KOKH-TV) generated revenues of $7.3 million in 1993 compared to $6.3 million in 1992 primarily as a result of a 21% increase in local revenues. The Television Group's 1993 results included a $1.7 million write-down of the carrying value of the rights to two television broadcast programs at two stations.

    Operating income of $12.4 million, excluding the writedown, increased by 9% compared to 1992 primarily as a result of higher revenues. The operating margin improved from 29% in 1992 to 30% in 1993 excluding the write-down.

    RADIO. Net revenues of the Radio Group increased by 35% from $24.7 million in 1992 to $33.4 million in 1993 as all of the Company's stations experienced increased revenues. The radio stations acquired in June 1992 contributed $3.0 million of the increase and the 1993 acquisitions contributed $1.5 million of the increase. Revenues for the stations owned for all of both periods increased 21% primarily as a result of improved station ratings. The St. Louis station increased revenues from $4.9 million to $7 million in 1993 primarily due to the achievement of the number one ranking station in the market.

    Operating income grew from $3.3 million in 1992 to $6.0 million in 1993 primarily as a result of the improved revenues by the stations owned for all of both periods and an additional $0.2 million contributed by the acquired stations.

    CORPORATE EXPENSES. Corporate expenses in 1993 of $3.6 million increased compared to $2.9 million in 1992 due primarily to increased investor relations activities and performance related compensation payments.

    OTHER OPERATING EXPENSES. As noted above, the 1993 period included a $1.7 million write-down of television program rights as a result of management's assessment of their realizable value (based upon projected future utilization of the programs) and the $3.0 million of Actradio nonrecurring expense.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $28.2 million in 1993 increased by 8% compared to $26.1 million in 1992. The majority of the increase was due to higher depreciation associated with the capital expenditures to support the growth of Instant Coupon Machine revenues.

    INTEREST EXPENSE. Interest expense in 1993 of $31.5 million decreased compared to $37.5 million in 1992, reflecting a decrease in both current and deferred interest. The decrease in current interest expense from 1992 to 1993 is due to lower debt levels and interest rates. Deferred interest, resulting from the accretion of certain debt obligations, decreased to zero in 1993 as a result of the retirement of these obligations in 1992.

    NET INCOME (LOSS). Primarily as a result of an additional $12.1 million of operating income (excluding writedowns and nonrecurring charges) and $6.0 million lower interest expense, the Company improved its operating results from an $18.6 million loss in 1992 to $.5 million in earnings in 1993. The loss per share in 1993 is due to the preferred dividend payments and settlement rights accretion.

SEASONALITY AND INFLATION

    The advertising revenues of the Company vary over the calendar year, with the fourth quarter reflecting the highest revenues for the year. Stronger fourth quarter results are due in part to the In-store Marketing Group having one extra four-week cycle in the fourth quarter and increased retail advertising for broadcasting in election years. The slowdown in retail sales following the holiday season accounts for the relatively weaker results generally experienced in the first quarter. The Company believes inflation generally has had little effect on its results.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flows provided by operating activities totaling $32.5 million for the nine months ended September 30, 1995 decreased slightly compared to $34.7 million for the same period in 1994 as the improved operating results in 1995 were more than offset by higher working capital requirements. For the nine months ended September 30, 1995, cash flows from operations of $32.5 million and cash on hand were principally utilized for acquisitions and investments ($20.3 million), capital expenditures ($13.1 million), and debt and other liabilities reduction ($3.0 million).

    Cash flows provided by operating activities totaling approximately $50.0 million for the year ended December 31, 1994 increased compared to approximately $41.0 million in the year ended December 31, 1993 due primarily to the improved operating results reduced by additional working capital requirements. For the year ended December 31, 1994, cash flows from operations of $50.0 million and net long-term borrowings of $11.0 million were principally utilized for the retirement of settlement rights ($39.0 million), net capital expenditures and investments ($10.9 million), acquisitions ($6.9 million), and other debt reduction ($2.8 million).

    Cash flows provided by operating activities increased to approximately $41.0 million for the year ended December 31, 1993 from $17.0 million in the year ended December 31, 1992. This improvement was primarily attributed to improved operating results, a $4.0 million decrease in interest payments in 1993 and improved receivable collections. For the year ended December 31, 1993, significant uses of cash for investing and financing activities included the following: $9.0 million for the retirement of debt and other liabilities, $2.8 million for retirement of settlement rights, $5.1 million for acquisitions, and $19.2 million for net capital expenditures and investments. For the year ended December 31, 1992, cash flows from financing activities included $42.1 million of net proceeds from the issuance of additional Company Common Stock. These proceeds were used primarily to fund the $30.0 million cash component of the Company's 8% subordinated note retirement and to fund the $7.9 million acquisition of the Kansas City and Cincinnati radio stations.

    At September 30, 1995, the Company, through Heritage Media Services, Inc. ("HMSI"), a wholly owned subsidiary of the Company, had a $155.0 million bank credit facility (the "HMSI Credit Agreement"). HMSI owns ACTMEDIA and the Company's broadcasting properties. The HMSI Credit Agreement was comprised of an $80.0 million term loan which began to amortize on December 31, 1994, continuing until June 1999 and a $75.0 million reducing revolving credit facility. The Company completed an amendment to the HMSI Credit Agreement on May 24, 1995 which renewed the available funds to $151.4 million deferring principal payments to 1997 through 1999. At September 30, 1995, $76.4 million of the term loan facility and $44.0 million of the revolving credit facility were outstanding and $31.0 million of additional borrowings were available under the HMSI Credit Agreement. The HMSI Credit Agreement includes a number of financial and other covenants, including the maintenance of certain operating and financial ratios and limitations on or prohibitions of dividends, indebtedness, liens, capital expenditures, asset sales and certain other items. Loans under the HMSI Credit Agreement are guaranteed by the Company and HMSI's domestic subsidiaries and are secured by a pledge of the capital stock of HMSI and its domestic subsidiaries.

    On June 22, 1992, HMSI issued $150.0 million of 11% Senior Secured Notes (the "HMSI Notes") due June 15, 2002. Interest on the HMSI Notes is payable semi-annually. The HMSI Notes rank on a parity with the obligations under the HMSI Credit Agreement, are guaranteed by the Company and HMSI's domestic subsidiaries and are secured by a pledge of capital stock of HMSI and its domestic subsidiaries.

    On October 1, 1992 the Company issued $50.0 million of 11% Senior Subordinated Notes (the "1992 Notes") due October 1, 2002. Interest on the 1992 Notes is payable semi-annually. The 1992 Notes are subordinate in right of payment to the prior payment in full of the HMSI Credit Agreement and the HMSI Notes.

    The Company has reduced its debt to EBITDA ratio from 8.3 in 1990 to 3.9 in 1994. The EBITDA to interest coverage ratio has increased from one in 1989 to three in 1994. However, the Company is still highly leveraged and is expected to continue to have a high level of debt for the foreseeable future. See "Risk Factors" in the Prospectus.

    The Company estimates that net cash provided by operations during the fourth quarter of 1995 was in excess of $40.0 million. The major requirements for cash during such period included $3.5 million for debt principal payments, $13.8 million for interest payments, $3.0 million for lease and contractual obligations and approximately $3.6 million for capital expenditures. As a result, subject to any future investments and/or acquisitions, the Company anticipates reducing debt outstanding under its Credit Agreement with the remainder of the net cash generated from operations.

FINANCING OF DIMAC ACQUISITION

    On October 23, 1995, the Company and DIMAC Corporation announced that they have entered into the Merger Agreement, pursuant to which DIMAC will become a wholly owned subsidiary of the Company in a transaction valued at approximately $255.0 million. Under the terms of the Merger Agreement, each of the approximately 6.95 million fully diluted shares of DIMAC common stock will be exchanged for the Merger Consideration. The merger will be accounted for by the Company as a purchase.

    Closing of the Acquisition is anticipated on or about February 21, 1996 and is subject to the satisfaction of various conditions, including certain regulatory filings and the approval of the shareholders of DIMAC. The Company entered into agreements with certain principal stockholders who hold approximately 33% of DIMAC's common stock to vote their shares in favor of the Acquisition.

    Immediately prior to the Acquisition, the Company will enter into the DIMAC Credit Facility. The Company anticipates that approximately $89.2 million of borrowings drawn under the DIMAC Credit Facility, together with the net proceeds from the issuance of the Notes, will be used to finance the Acquisition. The Company has received a commitment from a group of commercial banks (for which NationsBank of Texas, N.A. and Citibank, N.A. will serve as agents) to provide such financing in the maximum amount of $175.0 million. The commitment specifies that $125.0 million of the financing will be in the form of a revolving credit facility in the initial amount of $125.0 million and reducing in installments commencing March 31, 1998 through the final maturity date of March 31, 2003. The commitment further specifies that $50.0 million of the financing will be in the form of a 7 1/4 year term loan facility, payable in quarterly installments commencing September 30, 1997. Advances under the DIMAC Credit Facility will bear interest at fluctuating rates, initially estimated to be Citibank's base rate plus .125%, or (at the option of the Company) LIBOR plus 1.375%. The Company will guarantee DIMAC's obligations under the new DIMAC Credit Facility and will pledge the stock of DIMAC to secure advances thereunder. The new DIMAC Credit Facility is expected to contain various restrictive covenants, including limitations on additional indebtedness, sales of assets, acquisitions of assets and payment of dividends, and is also expected to require DIMAC to maintain compliance with various financial ratios. The terms of the new DIMAC Credit Facility are subject to the satisfactory negotiation of definitive documents.

FOREIGN EXCHANGE

    The Company has foreign operations, primarily in Canada, Europe, and Australia/New Zealand. Exchange rate fluctuations between the currencies of these countries and the U.S. Dollar result in the translation and reporting of carrying amounts of foreign investments which vary from year to year in the Company's consolidated financial statements. Based on the current scope of its foreign operations, the Company believes that any such fluctuations would not have a material adverse effect on the Company's consolidated financial condition or results of operations as reported in U.S. Dollars.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made. The Notes will be issued under an Indenture, as supplemented by a Supplemental Indenture (together the "Indenture"), dated as of February 15, 1996, between the Company and The Bank of New York as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following is a summary of the material terms and provisions of the Notes and the Indenture. This summary does not purport to be a complete description of the Notes and the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

GENERAL

    The Notes will be limited in aggregate principal amount to $175.0 million. The Notes will be senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the credit agreements of the Company's Subsidiaries (guaranteed by the Company), and senior in right of payment to any current or future subordinated indebtedness of the Company. The Notes will rank PARI PASSU in right of payment with the 1992 Notes.

MATURITY AND INTEREST

    The Notes will mature on February 15, 2006. Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15 in each year (each, an "Interest Payment Date"), commencing August 15, 1996. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

    The Notes are not redeemable at the option of the Company prior to February 15, 2001, except as expressly provided below. Thereafter, the Notes will be subject to redemption, at the option of the Company, either in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed to each Holder of Notes to be redeemed at the address appearing in the register, at any time or from time to time at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued and unpaid interest to the date fixed for redemption if redeemed during the 12-month period beginning February 15 of each of the years indicated below:

YEAR                                                                     PERCENTAGE
2001...................................................................    104.375%
2002...................................................................    102.917%
2003...................................................................    101.458%
2004 and thereafter....................................................    100.000%

    In addition, the Company will be required to redeem the Notes as described below under "--Special Redemption" and may be required to offer to repurchase
Notes at any time as described below under "--Change of Control" and "--Covenants--Limitations on Sales of Assets."

SPECIAL REDEMPTION

    The Notes offered hereby will be subject to mandatory redemption (the "Special Redemption") at a redemption price equal to 101% of their issue price to the public, plus accrued interest to the date of redemption, if the Acquisition is not consummated on or before the Special Redemption Date. See "Recent Developments."

    Pursuant to the Indenture, the Company will deposit the net proceeds from the sale of the Notes offered hereby with the Trustee on the date of issuance thereof, together with such other amount as, when added to such net proceeds, equals $176.8 million, plus an amount equal to the interest thereon at the rate of 8 3/4% per annum until the Special Redemption Date. All amounts deposited with the Trustee and any accrued interest thereon (collectively, the "Trust Funds") will be pledged to and held by the Trustee pursuant to the Indenture as security for the Notes. The Indenture will provide that if, on or prior to the Special Redemption Date, the Company delivers to the Trustee a certificate stating that the Acquisition has been consummated, then the Trustee will release the Trust Funds to the Company. Following release of the Trust Funds, the Notes will be unsecured obligations of the Company.

    Pending release of the Trust Funds as provided in the Indenture, the Trust Funds will be invested in Cash Equivalents as directed by the Company. If a Special Redemption is required, the Notes will be redeemed with the Trust Funds. See "--Covenants--Deposit of Proceeds with Trustee Pending Consummation of Acquisition."

RANKING

    The indebtedness evidenced by the Notes will be subordinated to the prior payment when due of all Senior Indebtedness of the Company. At September 30, 1995, there was an aggregate of approximately $305.4 million of Senior
Indebtedness outstanding including $294.9 million of the Company's Guarantee Obligations. At September 30, 1995, on a pro forma basis after giving effect to the Acquisition (assuming that the consideration is comprised entirely of cash), there will be an aggregate of approximately $382.7 million of Senior Indebtedness outstanding.

    The Indenture provides that in the event that any default in the payment of principal of (or premium, if any), interest on, or sinking fund obligation with respect to any Senior Indebtedness beyond any applicable period of grace shall have occurred and be continuing, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment may be made on or in respect of the Notes, including any payment for the repurchase of Notes upon Change of Control.

    In the event that any default with respect to any Senior Indebtedness (other than a default in the payment of any principal of (or premium, if any), interest on, or sinking fund obligation with respect to such Senior Indebtedness) beyond any applicable period of grace shall have occurred and be continuing, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or if an event of default in respect of Senior Indebtedness would result upon any payment with respect to the Notes, then unless such default or event of default has been cured or waived or otherwise has ceased to exist, upon receipt by the Trustee of written notice from the holders of at least a majority in principal amount of such Senior Indebtedness then outstanding, no such payment may be made by the Company upon or in respect of the Notes for a period ("Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from such holders initiating the Payment Blockage Period). Any number of such notices may be given; PROVIDED, HOWEVER, that (i) during any 360 consecutive days, the aggregate of all Payment Blockage Periods shall not exceed 179 days, (ii) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (iii) any default or event of default that resulted in the commencement of a 179-day Payment Blockage Period may not be the basis for the commencement of any other 179-day Payment Blockage Period.

CHANGE OF CONTROL

    In the event that a Change of Control (as defined below) has occurred, each Holder of Notes will have the right, subject to the terms and conditions of the Indenture, to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date (as defined below), in accordance with the terms set forth below (the "Change of Control Offer"). Any rights of Holders arising pursuant to a Change of Control Offer shall be subordinated in right of payment to all Senior Indebtedness of the Company to the same extent as the Notes are subordinated to Senior Indebtedness of the Company.

    Within 30 days following a Change of Control, the Company will mail a notice to each Holder of a Note stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase all or a portion of such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date; (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date specified by the Company (which shall be not earlier than 45 days or later than 60 days from the date such notice is mailed (the "Repurchase Date"); and (iv) the instructions determined by the Company consistent with the Indenture that a Holder of Notes must follow in order to have its Notes repurchased. Holders of Notes will have the right to have their Notes repurchased by the Company if such Notes are properly tendered for repurchase at any time beginning on the date such notice is mailed and ending at the close of business on the fifth business day prior to the applicable Repurchase Date.

    As used herein, a "Change of Control" means (i) directly or indirectly, a sale, transfer or other conveyance of all or substantially all of the assets of the Company, on a consolidated basis, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) being or becoming the "beneficial owner" (as such term is used for purposes of Section 13(d) of the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) the Continuing Directors cease for any reason to constitute a majority of the directors of the Company then in office.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1 thereunder, in connection with any offer required to be made by the Company to repurchase Notes as a result of a Change of Control.

COVENANTS

LIMITATIONS ON INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture prohibits the Company and any Restricted Subsidiary of the Company from (i) creating, issuing, incurring or assuming any Indebtedness and
(ii) issuing any Disqualified Capital Stock unless at the time of such Incurrence or issuance and after giving effect thereto, all Indebtedness of the Company and its Restricted Subsidiaries and Disqualified Capital Stock of the Company, on a consolidated basis, shall not be more than 6.5 times Pro Forma Operating Cash Flow for the four full fiscal quarters immediately preceding such Incurrence.

    Notwithstanding the foregoing, the Indenture does not limit the incurrence of any of the following (collectively "Permitted Indebtedness"):

        (i) Indebtedness evidenced by the Notes;

        (ii) Indebtedness incurred by the Company or a Restricted Subsidiary or Disqualified Capital Stock issued by the Company that does not exceed $40.0 million at any time outstanding;

       (iii) Indebtedness incurred by the Company or a Restricted Subsidiary of the Company or Disqualified Capital Stock issued by the Company, the proceeds of which are used to refinance outstanding Indebtedness of the Company or such Restricted Subsidiary in a principal amount not to exceed the principal amount so refinanced plus financing fees and other reasonable expenses associated with such refinancing; PROVIDED, HOWEVER, that (x) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the refinanced Indebtedness and (y) if the refinanced Indebtedness is not Senior Indebtedness, such refinanced Indebtedness is subordinated in all respects to the Notes;

        (iv) Indebtedness outstanding at any time under, or in respect of, the Credit Agreements in an aggregate principal amount not to exceed $330.0 million at any one time outstanding;

        (v) Indebtedness entered into pursuant to Interest Swap Agreements; and

        (vi) Indebtedness issued to and held or owned by the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary (but only so long as held or owned by the Company or such Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary); PROVIDED, HOWEVER, that the obligations of the Company to any of its Wholly Owned Subsidiaries with respect to such indebtedness shall be evidenced by an intercompany promissory note and shall be subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Notes.

LIMITATIONS ON SALES OF ASSETS

    The Indenture prohibits the Company and any of its Restricted Subsidiaries from making any Asset Sale unless:

        (i) the consideration received by the Company or such Restricted Subsidiary at the time of the Asset Sale is at least equal to the fair market value of the shares or assets subject to such Asset Sale and

        (ii) at least 85% of the consideration received consists of cash or readily marketable cash equivalents, PROVIDED THAT (a) any Indebtedness assumed by the acquiror in the Asset Sale shall be deemed to be cash for purposes of this covenant and (b) an Asset Sale which is all or a portion of an Asset Swap shall not be subject to this requirement.

    The provisions of this covenant shall not apply to a Permitted Spin-Off. The Company or a Restricted Subsidiary may, within 365 days of such Asset Sale, invest the Net Proceeds, as defined below, in the acquisition of a Related Business. The amount of such Net Proceeds not invested in a Related Business as set forth in this paragraph constitutes "Excess Proceeds."

    For purposes of the foregoing, "Net Proceeds" means the aggregate amount of cash (including other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such Asset Sale, less the sum of (i) all fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount of income taxes required to be paid by the Company or such Restricted Subsidiary in connection therewith and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of the Company and its Restricted Subsidiaries or Indebtedness that is ranked PARI PASSU with the Notes which is required to be repaid in connection therewith. If at any time any funds are received by or for the account of the Company or any of its Restricted Subsidiaries upon the sale, conversion, collection or other liquidation of any non-cash consideration received in respect of an Asset Sale, such funds shall, when received, constitute Net Proceeds and may within 180 days after the receipt of such funds, be applied as provided in the preceding paragraph as determined by the Company.

    The Indenture provides that when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company is required to make an offer to purchase the Notes (the "Offer to Purchase") pro rata with any purchase of the 1992 Notes pursuant to the indenture thereunder in an aggregate principal amount equal to such Excess Proceeds at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase in accordance with provisions (including provisions for prorations in the event of oversubscription) set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of the purchase of Notes tendered pursuant to an Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

LIMITATIONS ON RESTRICTED PAYMENTS

    The Indenture prohibits the Company and its Restricted Subsidiaries from making any Restricted Payment unless at the time of and after giving effect to such Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company could incur at least $1.00 of additional Indebtedness (pursuant to the provisions described under "-- Limitations on Indebtedness and Disqualified Capital Stock" above (without regard to the second paragraph thereof); and (iii) the total of all Restricted Payments of the Company and its Restricted Subsidiaries on or after the date of the Indenture does not exceed an amount equal to the sum of (a) Cumulative Operating Cash Flow of the Company and its Restricted Subsidiaries LESS 1.4 times Cumulative Total Interest Expense of the Company and its Restricted Subsidiaries PLUS (b) an amount equal to 100% of the aggregate Qualified

Capital Stock Proceeds PLUS (c) $15.0 million. Notwithstanding the foregoing, the provisions of this covenant will not prohibit (x) aggregate Restricted Payments by the Company equal to 100% of aggregate Qualified Capital Stock Proceeds from the contemporaneous sale of Qualified Capital Stock of the Company if such Restricted Payments are used to redeem, repurchase or retire outstanding shares of Capital Stock of the Company after the date of the Indenture or (y) payment of any dividend within 60 days of the date of its declaration if at the date of declaration such payment would have been permitted. The provisions of this covenant shall not apply to a Permitted Spin-Off.

LIMITATIONS ON LIENS

    The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will incur, assume, suffer to exist, create or otherwise cause to be effective Liens upon any of their respective assets to secure Indebtedness except: (i) Liens existing on the date of the Indenture; (ii) Liens incurred or pledges and deposits in connection with workers' compensation, unemployment insurance and other social security benefits, leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary in the ordinary course of business; (iii) Liens imposed by law, including, without limitation, mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (iv) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto, which do not in aggregate have a material adverse effect on the operation of the business of the Company or its Subsidiaries taken as a whole; (v) Liens for AD VALOREM, income or property taxes or assessments and similar charges either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company has set aside on its books reserves to the extent required by GAAP; (vi) Liens in respect of purchase money Indebtedness incurred to acquire assets, PROVIDED THAT such Liens are limited to the assets or acquired with the proceeds of such Indebtedness (and the proceeds of such assets); (vii) Liens securing assets leased pursuant to Capital Lease Obligations permitted by the covenant described under "--Limitations on Indebtedness and Disqualified Capital Stock";
(viii) Liens securing Indebtedness permitted by the covenant described above under "--Limitations on Indebtedness and Disqualified Capital Stock"; (ix) Liens on any assets of any Restricted Subsidiary of the Company which assets are acquired by the Company or any of its Restricted Subsidiaries subsequent to the date of the Indenture, and which Liens were in existence on or prior to the acquisition of such assets of such Restricted Subsidiary (to the extent that such Liens were not created in contemplation of such acquisition), PROVIDED THAT such Liens are limited to the assets so acquired and the proceeds thereof; and
(x) Liens imposed pursuant to condemnation or eminent domain or substantially similar proceedings.

LIMITATIONS ON RANKING OF FUTURE INDEBTEDNESS

    The Indenture provides that the Company will not create, issue, incur, assume, guarantee or otherwise become directly or indirectly liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the Notes.

LIMITATIONS ON ISSUANCE OF RESTRICTED SUBSIDIARY STOCK

    The Indenture provides that the Company and its Restricted Subsidiaries shall not transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Restricted Subsidiary to any Person other than the Company and no Restricted Subsidiary shall issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company. The provisions of this covenant shall not apply to a Permitted Spin-Off.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

    The Indenture prohibits the Company and its Restricted Subsidiaries from entering into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with (i) any holder of 10% or more of any class of equity securities of the Company or any Affiliate of the Company or (ii) any Affiliate (other than the Company or a Restricted Subsidiary) of (a) any such holder or (b) any Restricted Subsidiary of any such holder, unless a majority of the disinterested members of the Board of Directors of the Company determine (which determination will be evidenced by a resolution submitted to the Trustee) that (x) such transaction is in the best interests of the Company and (y) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED, HOWEVER, that any transaction or series of related transactions with an aggregate value of $5.0 million or more shall, in addition to the foregoing, require an opinion delivered to the Trustee by a nationally recognized investment bank to the effect that such transaction is fair from a financial point of view to the Company; PROVIDED, FURTHER, if there are no disinterested members of the Board of Directors any transactions or series of related transactions with an aggregate value of $1.0 million or more shall, in lieu of requiring the approval of such disinterested members, require such a fairness opinion; and PROVIDED, FURTHER, if there are no disinterested members of the Board of Directors, as applicable, any transactions or series of related transactions with an aggregate value of less than $1.0 million shall require the determination required above by a vote of the Board of Directors. The foregoing restrictions shall not apply to (i) Restricted Payments permitted under "--Limitation on Restricted Payments," (ii) payment of any dividend within 60 days of the date of its declaration if at the date of declaration such payment would have been permitted or (iii) other transactions expressly permitted to be made under the Indenture.

REPORTS TO HOLDERS OF THE NOTES

    The Company will furnish the information required by Sections 13 and 15(d) of the Exchange Act to the Commission and to the Holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission and to the Holders of the Notes, it shall nonetheless continue to furnish such information to the Commission, the Trustee and the Holders of the Notes as if it were subject to such periodic reporting requirements.

DEPOSIT OF PROCEEDS WITH TRUSTEE PENDING CONSUMMATION OF ACQUISITION.

    On the date of issuance of the Notes offered hereby, the Company shall deposit with the Trustee the net proceeds from the sale of the Notes offered hereby, together with such other amount as, when added to such net proceeds, equals $176.8 million, plus an amount equal to the interest thereon at the rate of 8 3/4% per annum until the Special Redemption Date.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company (i) shall not consolidate with or merge into any Person, (ii) shall not permit any other Person to consolidate with or merge into the Company or any Restricted Subsidiary of the Company,
(iii) shall not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its assets as an entirety and
(iv) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly (a) acquire Capital Stock or other ownership interests in any other Person such that such Person becomes a Subsidiary of the Company or (b) purchase, lease or otherwise acquire all or substantially all of the property and assets of any Person as an entirety or an existing business unless (1) the successor or transferee (if other than the Company) is a United States corporation, (2) the successor or transferee (if other than the Company) assumes all of the obligations of the Company under the Notes and the Indenture,
(3) the Consolidated Net Worth of the Company or such successor or transferee immediately after the transaction is at least equal to the Company's Consolidated Net Worth immediately prior to the transaction, (4) immediately after giving effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the provisions described under "--Covenants--Limitation on Indebtedness and Disqualified Capital Stock" above (without regard to the second paragraph thereof) and (5) after giving effect to such transaction no Event of Default or event which, with the notice or lapse of time or both, would become an Event of Default has occurred and is continuing. For the purposes of this covenant, a Transaction defined in sub-paragraph (iii) of the definition of a Permitted Spin-Off will constitute an indirect disposition of substantially all of the assets of the Company within sub-paragraph (iii) above, and will be subject to the provisions contained herein.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture: (i) failure to  pay
(a) principal of or premium, if any, on the Notes when due whether at maturity or otherwise or (b) the repurchase price of the Notes payable pursuant to the exercise of a repurchase option upon a Change of Control or upon an Asset Sale;
(ii) failure to pay any interest on  the Notes when due, continued for 30  days;
(iii) failure to perform any other
covenant, or the breach of any warranty, in the Indenture, continued for 60 days after written notice by the Trustee or by the Holders of at least 25% in principal amount of the outstanding Notes as provided in the Indenture; (iv) a default under any Indebtedness of the Company or any of its Subsidiaries whether such Indebtedness exists as of the date of the Indenture or is thereafter created, which default shall have resulted in such Indebtedness in excess of $5.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such acceleration having been annulled or rescinded as provided in the Indenture; (v) failure by the Company or any of its Subsidiaries to pay certain final judgments aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Material Subsidiaries. If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding, by notice as provided in the Indenture, may declare the principal amount of the Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "--Modification and Waiver" below.

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE

    The Indenture provides that (i) the Company will be discharged from any and all obligations in respect of Outstanding Notes or (ii) the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of, and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things, (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (ii) no Event of Default or event which, with notice or the lapse of time, or both, shall constitute an Event of Default shall have occurred and be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.

THE TRUSTEE

    The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

CERTAIN DEFINITIONS

    "Adjusted Net Income" means net income before extraordinary gains or losses and before gains or losses in respect of the sale, lease, conveyance or other disposition of assets not in the ordinary course of business realized during any given period.

    "Affiliate" of a Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Sale" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation, merger or other sale of any such Subsidiaries with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, in one or more related transactions, having a value of $5.0 million or more, in the aggregate.

    "Asset Swap" means any transaction pursuant to which property or assets of the Company or a Restricted Subsidiary of the Company constituting a part of the Company's Broadcasting Business or all of the shares of Capital Stock of a Restricted Subsidiary of the Company, the property and assets of which constitute a part of the Company's Broadcasting Business are to be exchanged for property or assets constituting a part of the Broadcasting Business of another Person or all of the shares of Capital Stock of another Person the property and assets of which constitute a part of a Broadcasting Business.

    "Broadcasting Business" of any Person means any or all of the television stations or radio stations owned by such Person.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests of such Person.

    "Cash Equivalents" means United States Treasury Obligations with maturities of one year or less from the date of acquisition.

    "Consolidated Net Worth" means, with respect to any Person (i) other than a partnership, the stockholders' equity of such Person and its Subsidiaries, other than Disqualified Capital Stock, as determined on a consolidated basis, LESS (a) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, investments in marketable securities) and
(b) all unamortized debt discount and expense and unamortized deferred charges and (ii) that is a partnership, the common and preferred partnership equity of such Person and its Subsidiaries, other than Disqualified Capital Stock, as determined on a consolidated basis, all of the foregoing determined in accordance with GAAP.

    "Continuing Directors" means any member of the Board of Directors of the Company who (i) is a member of that Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

    "Credit Agreements" means (i) the Credit Agreement entered into by and among the Company, Heritage Media Services, Inc., certain financial institutions parties thereto, Citibank, N.A. ("Citibank"), as agent, and NationsBank of Texas, N.A. ("NationsBank"), as co-agent, initially providing for an $80.0 million term loan facility and a $75.0 million revolving loan facility, and (ii) the Credit Agreement entered into by and among DIMAC Corporation, certain financial institutions parties thereto, Citibank and NationsBank, as agents, initially providing for a $50.0 million term loan facility and a $125.0 million revolving loan facility; WHEREBY both clauses (i) and (ii) include any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as the same may be amended, modified, renewed, refunded or refinanced from time to time as permitted by the covenant described under "Limitation on Indebtedness and Disqualified Capital Stock."

    "Cumulative Operating Cash Flow" of a Person means the Operating Cash Flow of such Person and its consolidated Subsidiaries for the period beginning January 1, 1996, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

    "Cumulative Total Interest Expense" of a Person means the Total Interest Expense of such Person and its consolidated Subsidiaries for the period beginning January 1, 1996, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

    "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

    "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes.

    "GAAP" means generally accepted accounting principles as applied in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable as of the date of the Indenture; PROVIDED, HOWEVER, that the definitions in the Indenture and all ratios and calculations contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company, as applicable, on the date of the Indenture, consistently applied; PROVIDED, FURTHER, that in the event of any such change in GAAP or in any change by the Company in GAAP applied that would result in any change in any such ratio or calculation, the Company shall deliver to the Trustee, for informational purposes only, each time any such ratio or calculation is required to be determined or made, an Officer's Certificate setting forth the computations showing the effect of such change or application on such ratio or calculation.

    "Guarantee Obligations" of any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to cause the primary obligor to pay such Indebtedness or (iv) otherwise primarily to assure or hold harmless the owner of any such Indebtedness against loss in respect thereof; PROVIDED, HOWEVER, that the Guarantee Obligation of any Person shall not include endorsements of instruments for collection or deposit in the ordinary course of business.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

    "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than, in the case of any such deferred purchase price, trade payables, on normal trade terms, incurred in the ordinary course of business), (ii) except to the extent supporting Indebtedness of such Person (but no other Indebtedness) of the type described in clause (i) above, the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed drawings thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed, (iv) Capital Lease Obligations of such Person, (v) all obligations to purchase, redeem, retire, defray or otherwise acquire for value any Disqualified Capital Stock of such Person and (vi) all Guarantee Obligations of such Person.

    "Interest Swap Agreements" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates entered into by the Company.

    "Investments" of any Person means all investments in other Persons in the form of loans, advances, capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases (or other acquisitions for consideration) of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Material Subsidiary" means any Subsidiary of the Company which at the time of determination has total assets with a fair market value of five percent (5%) or more of the fair market value of the total assets of the Company and its Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees and other liabilities payable under the documentation governing any Indebtedness.

    "Operating Cash Flow" means, for any period, the sum of (i) Adjusted Net Income for such period PLUS (ii) provision for taxes based on income or profits included in computing Adjusted Net Income PLUS

(iii) consolidated interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest component of Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period PLUS (iv) other non-cash charges deducted from consolidated revenues in determining Adjusted Net Income of such period, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Permitted Investments" means purchase of (a) marketable obligations of or obligations guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America,
(b) marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having the highest rating obtainable from either Moody's Investors Service or Standard & Poor's Corporation, (c) commercial paper having a rating in one of the two highest rating categories of Moody's Investors Service or Standard & Poor's Corporation,
(d) certificates of deposit issued by, bankers' acceptances and deposit accounts of, and time deposits with, commercial banks of recognized standing chartered in, or with branches or agencies chartered in, the United States of America or Canada with capital, surplus and undivided profits aggregating in excess of $200.0 million (a "Qualified Bank"), (e) Eurodollar time deposits having a maturity of less than one year purchased directly from any Qualified Bank, (f) repurchase agreements and reverse repurchase agreements with a term of not more than one year with a Qualified Bank relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America and (g) shares of money market funds that invest solely in Permitted Investments of the kind described in clauses (a) through (f) above.

    "Permitted Spin-Off" means any series of integrated transactions (the "Transaction") pursuant to which the Company or its Restricted Subsidiaries shall (i) transfer, convey, sell, lease or otherwise dispose of all or substantially all of the assets of the Company or a Restricted Subsidiary constituting the Company's Broadcasting Business or Capital Stock of any such Restricted Subsidiary to any Person; (ii) issue shares of Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of Capital Stock of a Restricted Subsidiary which owns assets constituting part of the Company's Broadcasting Business; or (iii) the Company distributes to its own stockholders the shares of Capital Stock of a currently existing Subsidiary or newly created Subsidiary (the "Successor") which owns all or substantially all of the Company's non-Broadcasting Business assets in a transaction that would qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and would not trigger any other significant tax liabilities, and immediately thereafter, the Company merges with or is acquired by an unrelated United States corporation in a tax-free transaction and the Company has received an opinion of counsel to the effect that the assumption of the Notes by the Successor in connection with such transaction is tax-free to the holders of the Notes; PROVIDED that the Transaction satisfies the following conditions (a) the Board of Directors of the Company determines that the Transaction is fair and reasonable and in the best interests of the Company and which determination shall be evidenced by a resolution of the Board of Directors of the Company filed with the Trustee and
(b) after giving pro forma effect to such Transaction, the ratio for all Indebtedness of the Company and its Restricted Subsidiaries and Disqualified Stock of the Company (or in the case of a Transaction specified in subparagraph
(iii) above, of the Successor and its Restricted Subsidiaries), on a consolidated basis, to Pro Forma Operating Cash Flow for the four full fiscal quarters immediately preceding such Transaction is 0.5 times less than the same ratio immediately prior to such Transaction.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, incorporated organization or government or any agency or political subdivision thereof.

    "Pro Forma Operating Cash Flow" means, Operating Cash Flow after giving effect to the following: (a) if, during such period, the Company or any of its Restricted Subsidiaries shall have made any Asset Sale, Pro Forma Operating Cash Flow of the Company for such period shall be computed so as to give pro forma effect to such Asset Sale and (b) if, during such period, the acquisition of any Person or business shall occur and immediately after such acquisition such Person or business is a Subsidiary or its assets are held directly by the Company or a Subsidiary, Pro Forma Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business.

    "Qualified Capital Stock" means, with respect to any Person, any and all Capital Stock issued by such Person after the date on which the Notes are issued that is not Disqualified Capital Stock.

    "Qualified Capital Stock Proceeds" means, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock (other than pursuant to a transaction in which such Person incurs, guarantees or otherwise becomes liable for any Indebtedness incurred in connection with the issuance or acquisition of such Capital Stock), the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith and (b) in the case of any exchange, exercise, conversion or surrender of any Indebtedness of such Person or any Subsidiary issued for cash after the date of the Indenture for or into shares of Qualified Capital Stock of such Person, the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender PLUS any additional amount paid by the security holder to such Person upon such exchange, exercise, conversion or surrender and LESS any and all payments made to the security holders, and all other expenses (including commissions and the like) incurred by such Person or any Subsidiary in connection therewith.

    "Related Business" means marketing, advertising and related businesses world-wide and the broadcasting business conducted in the United States.

    "Restricted Investment" means any Investment other than (i) a Permitted Investment or (ii) an investment in assets in a Related Business.

    "Restricted Payment" means, with respect to any Person, without duplication,
(i) any dividend or other distribution of any shares of such Person's Capital Stock (other than (a) dividends payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock and (b) any payments made to the Company or a Wholly Owned Subsidiary of the Company by a Subsidiary); (ii) any payment (other than a payment in Qualified Capital Stock) on account of the purchase, redemption, retirement or acquisition of (a) any shares of such Person's Capital Stock or (b) any option, warrant or other right to acquire shares of such Person's Capital Stock (other than any purchase, redemption or retirement in exchange for, or solely from the proceeds of the issuance of, Qualified Capital Stock); (iii) principal or interest payments on any loans from any Affiliate of such Person other than a Wholly Owned Subsidiary of such Person; (iv) any loan, advance, capital contribution to, or investment in, or payment on a guaranty of any obligation of, or purchase, redemption or other acquisition of any shares of Capital Stock or any Indebtedness of, any Affiliate (other than such Person or a Wholly Owned Subsidiary of such Person);
(v) the making of any Restricted Investment; and (vi) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is (a) PARI PASSU with or subordinate in right of payment to the Notes or (b) owed to any Affiliate of such Person other than a Wholly Owned Subsidiary of such Person, other than a redemption, defeasance, repurchase or other acquisition or retirement for value that is (1) part of a refinancing of such Indebtedness permitted under the covenants described under "--Covenants--Limitations on Indebtedness and Disqualified Capital Stock" or (2) required to be repaid in connection with an Asset Sale.

    "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

    "Senior Indebtedness" means, with respect to any Person, the Obligations (including interest that, but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law with respect to such Person, would accrue on such Obligations, whether or not such claim is allowed in such bankruptcy proceeding) with respect to (i) any Indebtedness or Guarantee
Obligations by such Person, whether incurred on or prior to the date of the Indenture or thereafter incurred and (ii) amendments, renewals, extensions, modifications, refinancings and refundings of any such debt. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Notes, (c) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Person, (d) any liability for federal, state, provincial, local or other taxes owed or owing by such Person and (e) Indebtedness of such Person to a Subsidiary of such Person.

    "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Capital Stock of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other person (other than a corporation) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership.

    "Total Interest Expense" of a Person means (i) the total amount of interest expense (including amortization of original issue discount and noncash interest payments or accruals and the interest component of any Capital Lease Obligations but excluding any intercompany interest owed by any Subsidiary to any other Subsidiary) and (ii) all fees, commissions, discounts and other charges of the Company and its Subsidiaries with respect to letters of credit and bankers' acceptances, determined on a consolidated basis in accordance with GAAP.

    "Unrestricted Subsidiary" means any Subsidiary organized or acquired after the date of the Indenture as to which both of the following conditions apply:
(i)(a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and its other Subsidiaries (other than other Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, other than as permitted in clause (a) above, and (c) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) has made an Investment in such Subsidiary unless such Investment was permitted by the provisions described under "--Covenants--Limitation on Restricted Payments" and (ii) the Board of Directors of the Company, as provided below, shall designate such Subsidiary as an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary organized or acquired after the date of the Indenture, which meets the requirements in the preceding sentence, to be an Unrestricted Subsidiary, PROVIDED THAT, notwithstanding the foregoing and subject to the provisions of the definition of Permitted Spin-Off, no Subsidiary which is a Restricted
Subsidiary as of the date of the Indenture shall be reclassified as an Unrestricted Subsidiary or be a Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions.

    "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors or their equivalents of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or a nominal limited partnership interest of one other partner) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

MODIFICATION AND WAIVER

    The Indenture contains provisions for convening meetings of the Holders to consider matters affecting their interests. Subject to certain exceptions, the Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to amend or supplement the Indenture and modify the rights of the Holders of the Notes, PROVIDED THAT no such modification may, without the consent of each Holder of the Notes, (i) reduce the amount of Notes the Holders of which must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal or change the fixed maturity of any Note, (iv) waive a default in the payment of the principal of or interest on any Note, (v) make any Note payable in money other than that stated in the Note or (vi) change the terms upon which Notes are required to be repurchased in the event of a Change of Control. Notwithstanding the foregoing, in no event shall the vote of any Person be included in calculating any consents received in determining whether the Holders of the requisite aggregate principal amount of Notes have consented, if the consent of such Person is obtained in connection with a tender offer for the Notes of the Company held by such Person for which consideration is paid in an amount which is disproportionate to the amount offered to all Holders of Notes of the Company. Without the consent of any Holder of Notes, the Company may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency. Subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes may waive any past defaults under the Indenture, not including defaults in payments of principal of and interest on the Notes and certain other restrictive covenants and provisions of the Indenture.

FORM OF NOTES

    Upon issuance, the Notes will be represented by the Global Security. The Global Security representing the Notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Notes represented by the Global Security will not be exchangeable for certificated notes, PROVIDED THAT if the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Security representing the Notes.

    Upon the issuance of the Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Security to the accounts of institutions that have accounts with the Depositary ("Participants"). The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary with respect to Participants' interests or by Participants or by persons that hold through Participants with respect to beneficial owners' interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

    Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the Notes. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. None of the Company, the Trustee, any paying agent or any registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Depository Trust Company, New York, New York ("DTC"), will be the initial Depositary with respect to the Notes. DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

    So long as the Depositary, or its nominee, is the holder of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owners or Holder of the Notes represented by the Global Security for all purposes under the Indenture or the Global Security. Except as set forth above, owners of beneficial interests in the Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes or the Global Security and will not be considered the owners or Holders thereof under the Indenture or the Global Security. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person directly or indirectly owns its interest, to exercise any rights of a Holder under the Indenture or the Global Security.

    DTC has informed the Company that under existing DTC policies and industry practices, if the Company requests any action of Holders, or if any owner of a beneficial interest in such Global Security desires to give any notice or take any action (including, without limitation, any action to enforce payment of principal, premium, if any, and interest on the Notes) that a Holder is entitled to give or take under the Indenture or the Global Security, DTC would authorize and cooperate with each Participant to whose account any portion of the Notes represented by such Global Security is credited on DTC's books and records to give such notice or take such action. Any person owning a beneficial interest in such Global Security that is not a Participant must rely on any contractual arrangements it has directly, or indirectly through its immediate financial intermediary, with a Participant to give such notice or take such action.

                       FEDERAL REGULATION OF BROADCASTING

    The Telecommunications Act of 1996, which amends major provisions of the Communications Act of 1934, as amended (the "Communications Act"), was enacted on February 8, 1996. The FCC has not yet implemented the provisions of the Telecommunications Act of 1996. The following is a brief summary of certain provisions of the Telecommunications Act of 1996 and other changes in requirements governing the telecommunications industry.

    RENEWAL. The Telecommunications Act of 1996 extends the license period for television and radio stations to eight years. Under the Telecommunications Act of 1996, a competing application for authority to operate a station and replace the incumbent licensee may not be filed against a renewal applicant and considered by the FCC in deciding whether to grant a renewal application. The statute modified the license renewal process to provide for the grant of a renewal application upon a finding by the FCC that the licensee (1) has served the public interest, convenience, and necessity; (2) has committed no serious violations of the Communications Act or the FCC's rules; and (3) has committed no other violations of the Communications Act or the FCC's rules which would constitute a pattern of abuse. If the FCC cannot make such a finding, it may deny a renewal application, and only then may the FCC accept other applications to operate the station of the former licensee.

    OWNERSHIP RESTRICTIONS. The Telecommunications Act of 1996 directs the FCC to eliminate or modify certain rules regarding the multiple ownership of broadcast stations and other media on a national and local level. The statute eliminates the limit on the number of television stations that an individual or entity may own or control, provided that the audience reach of all television stations owned does not exceed 35% of all

U.S. households. The statute also directs the FCC to conduct a rulemaking proceeding to determine whether to retain, eliminate, or modify its limitations on the number of television stations that an individual or entity may own within the same geographic market.

    The Telecommunications Act of 1996 eliminates the limit on the number of radio broadcast stations that an individual or entity may own or control nationally. The statute also relaxes the FCC's local radio multiple ownership rules governing the common ownership of radio broadcast stations in the same geographic market. The statute permits the common ownership of up to 8 commercial radio stations, not more than 5 of which are in the same service (i.e., AM or FM), in markets with 45 or more commercial radio stations. In markets with 30 to 44 commercial radio stations, an individual or entity may own up to 7 commercial radio stations, not more than 4 of which are in the same service. In markets with 15 to 29 commercial radio stations, an individual or entity may own up to 6 commercial radio stations, not more than 4 of which are in the same service. In markets with 14 or fewer commercial radio stations, an individual or entity may own up to 5 commercial radio stations, not more than 3 of which are in the same service, provided that the commonly owned stations represent no more than 50% of the stations in the market.

    The Telecommunications Act of 1996 does not eliminate the FCC's rules restricting the common ownership of a radio station and a television station in the same geographic market ("one-to-a-market rule") and the common ownership of a daily newspaper and a broadcast station located in the same geographic market. The statute, however, does relax the FCC's one-to-a-market rule by authorizing the FCC to extend its waiver policy to stations located in the 50 largest television markets. The statute eliminates the FCC's restriction on the common ownership of a cable system and a television network. The statute also allows the common ownership of a cable television system and a television station located in the same geographic market. Furthermore, the Telecommunications Act of 1996 authorizes the FCC to permit the common ownership of multiple television networks under certain circumstances. Finally, the statute directs the FCC to review all of its ownership rules to determine whether they continue to serve the public interest.

    REGULATORY  CHANGES.  On  December 13, 1995, a  special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the provision in the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") requiring mandatory cable carriage of all qualified local television stations not exercising their retransmission rights. An appeal of the District Court's decision is pending before the Supreme Court. In the meantime, the FCC's must-carry regulations implementing the Cable Act remain in effect. The Company cannot predict the outcome of such challenges or the effect on the business of the Company if the must-carry rules are found to be unconstitutional or otherwise unlawful.

    The Telecommunications Act of 1996 lifts the prohibition on the provision of cable television services by telephone companies in their telephone areas subject to regulatory safeguards and permits telephone companies to own cable systems under certain circumstances. Various federal courts have held that the prior statutory ban on the provision of video programming directly to subscribers by a telephone company in its telephone service area is unconstitutionally broad. The Supreme Court has agreed to review one of these decisions. It is not possible to predict the impact of these recent actions on the Company's television stations. The elimination or further relaxation of the restriction, however, could increase the competition the Company's television stations face from other distributors of video programming.

    The Telecommunications Act of 1996 also authorizes the FCC to issue additional licenses for advanced television ("ATV") services only to individuals or entities that hold an authorization to operate or construct a television station ("Existing Broadcasters"). The Telecommunications Act of 1996 directs the FCC to adopt rules to permit Existing Broadcasters to use their ATV channels for various purposes, including foreign language, niche, or other specialized programming. The statute also authorizes the FCC to collect fees from Existing Broadcasters who use their ATV channels to provide services for which payment is received. Prior to the enactment of the Telecommunications Act of 1996, members of Congress sought assurance from the FCC that it would not implement any plan to award spectrum for ATV service until legislation is enacted to address spectrum issues such as whether broadcasters should be required to pay for ATV licenses. In response, the FCC stated it would not award licenses or construction permits for ATV service until legislation is enacted to address ATV spectrum issues.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Donaldson, Lufkin & Jenrette Securities Corporation, Citicorp Securities, Inc., Smith Barney Inc., and NationsBanc Capital Markets, Inc. (the "Underwriters") and the Underwriters severally have agreed to purchase from the Company, at the price to the public set forth on the cover page of this Prospectus Supplement less the underwriting discounts and commissions, the following respective principal amounts of the Notes:

                                                                                            PRINCIPAL
                        UNDERWRITER                                                           AMOUNT
Donaldson, Lufkin & Jenrette Securities Corporation.....................................  $  105,000,000
Citicorp Securities, Inc. ..............................................................      26,250,000
Smith Barney Inc........................................................................      26,250,000
NationsBanc Capital Markets, Inc........................................................      17,500,000
                                                                                          --------------
    Total...............................................................................  $  175,000,000
                                                                                          --------------
                                                                                          --------------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including those under the Securities Act. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Notes if the Notes are purchased.

    The Underwriters propose to offer the Notes directly to the public initially at the price to the public set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.4% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes the offering price and other selling terms may be changed by the Underwriters.

    Donaldson, Lufkin & Jenrette Securities Corporation has from time to time provided customary investment banking services to the Company and expects in the future to provide such services, for which they have received and will receive customary fees and commissions. Affiliates of Citicorp Securities, Inc. and NationsBanc Capital Markets, Inc. act as agents under the HMSI Credit Agreement and the DIMAC Credit Facility.

    The Company has been advised by the Underwriters that they presently intend to make a market in the Notes in the secondary market, as permitted by applicable laws and regulations, but that they are not obligated to do so and may discontinue any such market making at any time without notice. The Notes will not be listed on any securities exchange, and there can be no assurance that a secondary market for the Notes will develop.

    It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the 4th business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or any day prior to the third business day before the date of delivery of the Notes will be required, by virtue of the fact that the Notes will settle in T+4 to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement. Those who purchase the Notes and wish to trade the Notes on the date hereof should consult their own advisor.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas, and will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Crouch & Hallett, L.L.P. and Davis Polk & Wardwell may rely as to all matters of Iowa law upon the opinion of Wayne Kern, Esq., Senior Vice President and Secretary of the Company.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial information consists of an unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1995 and the related unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Pro Forma Statements"). The Pro Forma Statements reflect adjustments to the historical consolidated financial statements of the Company and DIMAC to give effect to certain transactions which have either occurred or (in the case of the pending disposition of television station KEVN by the Company) are probable to occur. The Pro Forma Statements have been further adjusted to give effect to the Acquisition, the issuance by the Company of $175.0 million of the Notes and the DIMAC Credit Facility. The Pro Forma Condensed Combined Balance Sheet has been prepared assuming the Acquisition, issuance of the Notes and the DIMAC Credit Facility occurred at September 30, 1995, and the Pro Forma Condensed Combined Statements of Operations have been prepared assuming the Acquisition, issuance of the Notes and the DIMAC Credit Facility occurred on January 1, 1994. The unaudited Pro Forma Condensed Combined Statements of Operations do not include extraordinary losses of $3.2 million and $2.4 million recognized by DIMAC during the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, resulting from the retirement of certain indebtedness, nor do they include an extraordinary loss of approximately $2.0 million to be recognized upon the retirement of DIMAC's existing credit facility.

    The Acquisition will be accounted for as a purchase. The purchase price has been allocated in the Pro Forma Statements to the assets to be acquired and the liabilities to be assumed on a preliminary basis based on management's estimates of their fair values. The allocation of the purchase price is subject to change based on the completion of an independent appraisal. Management does not believe that the final allocation of the purchase price or the related useful lives assigned to acquired assets will be materially different from the preliminary amounts presented in the Pro Forma Statements.

    As a result of the Acquisition, the amounts of the Company's goodwill and other intangible assets and indebtedness will substantially increase from historical levels. The Company continually reevaluates the propriety of the carrying amount of goodwill and other intangibles as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted operating income before depreciation, amortization and interest over the remaining lives of the amortization periods of related goodwill and intangible assets. The projections are based on the historical trend line of actual results since the commencement of operations and adjusted for expected changes in operating results. To the extent such projections indicate that the undiscounted operating income (as defined above) is not expected to be adequate to recover the carrying amounts of related intangibles, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of intangible assets over related undiscounted operating income. Based on undiscounted operating income (as defined above) derived from current operating projections, management does not believe that an impairment of goodwill and other intangibles will exist on the effective date of the Acquisition.

    The Pro Forma Statements and accompanying notes should be read in conjunction with the consolidated financial statements and related notes of the Company, DIMAC and the financial statements of other companies acquired by DIMAC included herein or previously filed with the Securities and Exchange Commission. The Pro Forma Statements do not purport to present what the Company's results of operations or financial position actually would have been had such transactions or events occurred on the dates indicated, or to project the Company's results of operations or financial position for any future period or at any future date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                  HERITAGE MEDIA CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                                        PRO FORMA                                    PRO FORMA
                                                                     ADJUSTMENTS FOR                              ADJUSTMENTS FOR
                                                         COMPANY      OTHER COMPANY    COMPANY AS      DIMAC        OTHER DIMAC
                                                       HISTORICAL   TRANSACTIONS (A)    ADJUSTED    HISTORICAL   TRANSACTIONS (B)
                                                       -----------  -----------------  -----------  -----------  -----------------
Cash and cash equivalents............................   $   1,788       $     (23)      $   1,765    $  --           $      66
Short-term investments...............................       4,750                           4,750       --
Trade receivables, net...............................      66,308            (472)         65,836       26,552           3,391
Inventory............................................       6,201                           6,201        8,737
Prepaid expenses and other...........................       6,372             (66)          6,306        1,397              72
Deferred income taxes................................       5,385                           5,385          166
                                                       -----------        -------      -----------  -----------        -------
  Total current assets...............................      90,804            (561)         90,243       36,852           3,529
Property and equipment, net..........................      58,374          (1,987)         56,387       19,276             800
Goodwill and other intangibles, net..................     392,046          (5,202)        386,844       25,232          15,527
Other assets.........................................       9,919             (75)          9,844
                                                       -----------        -------      -----------  -----------        -------
                                                        $ 551,143       $  (7,825)      $ 543,318    $  81,360       $  19,856
                                                       -----------        -------      -----------  -----------        -------
                                                       -----------        -------      -----------  -----------        -------
                                                      LIABILITIES AND EQUITY
Current portion of long-term debt....................   $   3,278       $     (35)      $   3,243    $   6,856       $       3
Accounts payable and accrued expenses................      56,011            (171)         55,840       14,268           1,961
Other current liabilities............................      28,523             (54)         28,469       10,589             690
                                                       -----------        -------      -----------  -----------        -------
  Total current liabilities..........................      87,812            (260)         87,552       31,713           2,654
Long-term debt, less current portion.................     347,102         (14,048)        333,054       44,606          17,202
Other long-term liabilities..........................       2,503             (29)          2,474        2,230
Deferred income taxes................................       5,001                           5,001       --
Stockholders' equity.................................     108,725           6,512         115,237        2,811
                                                       -----------        -------      -----------  -----------        -------
                                                        $ 551,143       $  (7,825)      $ 543,318    $  81,360       $  19,856
                                                       -----------        -------      -----------  -----------        -------
                                                       -----------        -------      -----------  -----------        -------

                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                                                        FOR
                                                                    ACQUISITION
                                                        DIMAC AS     AND DEBT     PRO FORMA
                                                        ADJUSTED     OFFERING     COMBINED
                                                       -----------  -----------  -----------
Cash and cash equivalents............................   $      66    $ 170,000(c)  $   1,831
                                                                         3,669(d)
                                                                      (173,669)(f)
Short-term investments...............................      --                         4,750
Trade receivables, net...............................      29,943                    95,779
Inventory............................................       8,737                    14,938
Prepaid expenses and other...........................       1,469                     7,775
Deferred income taxes................................         166                     5,551
                                                       -----------  -----------  -----------
  Total current assets...............................      40,381       --          130,624
Property and equipment, net..........................      20,076                    76,463
Goodwill and other intangibles, net..................      40,759      195,423(f)    630,026
                                                                         7,000(h)
Other assets.........................................      --            5,000(c)     16,475
                                                                         1,631(g)
                                                       -----------  -----------  -----------
                                                        $ 101,216    $ 209,054    $ 853,588
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------

Current portion of long-term debt....................   $   6,859    $  (6,250)(e)  $   3,852
Accounts payable and accrued expenses................      16,229        4,500(f)     76,569
Other current liabilities............................      11,279                    39,748
                                                       -----------  -----------  -----------
  Total current liabilities..........................      34,367       (1,750)     120,169
Long-term debt, less current portion.................      61,808      175,000(c)    598,812
                                                                         6,250(e)
                                                                        21,069(f)
                                                                         1,631(g)
Other long-term liabilities..........................       2,230                     4,704
Deferred income taxes................................      --            7,000(h)     12,001
Stockholders' equity.................................       2,811        3,669(d)    117,902
                                                                         2,665(f)
                                                                        (6,480)(f)
                                                       -----------  -----------  -----------
                                                        $ 101,216    $ 209,054    $ 853,588
                                                       -----------  -----------  -----------
                                                       -----------  -----------  -----------

                See accompanying notes to Pro Forma Statements.

                  HERITAGE MEDIA CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA                                      PRO FORMA
                                                            ADJUSTMENTS FOR                                ADJUSTMENTS FOR
                                               COMPANY       OTHER COMPANY     COMPANY AS      DIMAC         OTHER DIMAC
                                             HISTORICAL    TRANSACTIONS (A)     ADJUSTED    HISTORICAL    TRANSACTIONS (B)
                                             -----------  -------------------  -----------  -----------  -------------------

Net revenues...............................   $ 317,628        $  64,859        $ 382,487    $ 100,012        $  46,995
                                             -----------         -------       -----------  -----------         -------

Cost of services...........................     150,970           53,323          204,293       65,430           28,670

Selling, general and administrative........      76,600           11,392           87,992       20,629           11,844

Depreciation...............................      14,676              (87)          14,589        2,155            1,413

Amortization...............................      12,622            1,277           13,899          744              938

Other......................................       4,922                             4,922          135               42
                                             -----------         -------       -----------  -----------         -------

  Total operating expenses.................     259,790           65,905          325,695       89,093           42,907
                                             -----------         -------       -----------  -----------         -------

  Operating income.........................      57,838           (1,046)          56,792       10,919            4,088
                                             -----------         -------       -----------  -----------         -------

Interest expense, net......................     (30,373)          (3,503)         (33,876)      (6,069)            (577)

Other expense, net.........................      (2,424)           1,439             (985)      --
                                             -----------         -------       -----------  -----------         -------

  Income before income taxes...............      25,041           (3,110)          21,931        4,850            3,511

Income taxes...............................       2,742                             2,742        1,865            1,370
                                             -----------         -------       -----------  -----------         -------

  Income (loss) before extraordinary
   item....................................      22,299           (3,110)          19,189    $   2,985        $   2,141
                                                                                            -----------         -------
                                                                                            -----------         -------

Dividends and accretion....................     (19,651)          19,651           --
                                             -----------         -------       -----------

Income applicable to common stock before
 extraordinary item........................   $   2,648        $  16,541        $  19,189
                                             -----------         -------       -----------
                                             -----------         -------       -----------

Income per share before extraordinary
 item......................................   $    0.15                         $    1.10    $    0.64
                                             -----------                       -----------  -----------
                                             -----------                       -----------  -----------

Weighted average shares outstanding........      17,381               94           17,475
                                             -----------         -------       -----------
                                             -----------         -------       -----------

                                                             PRO FORMA
                                                          ADJUSTMENTS FOR
                                              DIMAC AS    ACQUISITION AND   PRO FORMA
                                              ADJUSTED     DEBT OFFERING    COMBINED
                                             -----------  ---------------  -----------
Net revenues...............................   $ 147,007    $                $ 529,494
                                             -----------  ---------------  -----------
Cost of services...........................      94,100                       298,393
Selling, general and administrative........      32,473          (346)(i)     120,119
Depreciation...............................       3,568                        18,157
Amortization...............................       1,682         6,340(j)       21,921
Other......................................         177                         5,099
                                             -----------  ---------------  -----------
  Total operating expenses.................     132,000         5,994         463,689
                                             -----------  ---------------  -----------
  Operating income.........................      15,007        (5,994)         65,805
                                             -----------  ---------------  -----------
Interest expense, net......................      (6,646)      (17,280)(k)     (57,802)
Other expense, net.........................      --                              (985)
                                             -----------  ---------------  -----------
  Income before income taxes...............       8,361       (23,274)          7,018
Income taxes...............................       3,235        (2,701)(l)       3,276
                                             -----------  ---------------  -----------
  Income (loss) before extraordinary
   item....................................   $   5,126    $  (20,573)          3,742
                                             -----------                   -----------
                                             -----------                   -----------
Dividends and accretion....................                                    --
                                                                           -----------
Income applicable to common stock before
 extraordinary item........................                                 $   3,742
                                                                           -----------
                                                                           -----------
Income per share before extraordinary
 item......................................   $    0.79                     $     .21
                                             -----------                   -----------
                                             -----------                   -----------
Weighted average shares outstanding........                                    17,475
                                                                           -----------
                                                                           -----------

                See accompanying notes to Pro Forma Statements.

                  HERITAGE MEDIA CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA                                      PRO FORMA
                                                            ADJUSTMENTS FOR                                ADJUSTMENTS FOR
                                               COMPANY       OTHER COMPANY     COMPANY AS      DIMAC         OTHER DIMAC
                                             HISTORICAL    TRANSACTIONS (A)     ADJUSTED    HISTORICAL    TRANSACTIONS (B)
                                             -----------  -------------------  -----------  -----------  -------------------

Net revenues...............................   $ 299,065        $  (1,574)       $ 297,491    $  89,030        $  27,209
                                             -----------         -------       -----------  -----------         -------

Cost of services...........................     170,995             (316)         170,679       55,865           17,133

Selling, general and administrative........      59,391              (16)          59,375       18,202            6,845

Depreciation...............................      11,081             (214)          10,867        2,056              286

Amortization...............................      10,125              289           10,414          956              490

Other......................................      --                                --               73
                                             -----------         -------       -----------  -----------         -------

  Total operating expenses.................     251,592             (257)         251,335       77,152           24,754
                                             -----------         -------       -----------  -----------         -------

  Operating income.........................      47,473           (1,317)          46,156       11,878            2,455
                                             -----------         -------       -----------  -----------         -------

Interest expense, net......................     (26,190)             262          (25,928)      (3,574)          (1,365)

Other expense, net.........................         (77)                              (77)
                                             -----------         -------       -----------  -----------         -------

  Income (loss) before income taxes........      21,206           (1,055)          20,151        8,304            1,090

Income taxes...............................       5,602                             5,602        3,187              433
                                             -----------         -------       -----------  -----------         -------

  Income (loss) before extraordinary
   item....................................   $  15,604        $  (1,055)       $  14,549    $   5,117        $     657
                                             -----------         -------       -----------  -----------         -------
                                             -----------         -------       -----------  -----------         -------

Income per share before extraordinary
 item......................................   $    0.88                         $    0.82    $    0.77
                                             -----------                       -----------  -----------
                                             -----------                       -----------  -----------

Weighted average shares outstanding........      17,666                            17,666
                                             -----------                       -----------
                                             -----------                       -----------

                                                             PRO FORMA
                                                          ADJUSTMENTS FOR
                                              DIMAC AS    ACQUISITION AND   PRO FORMA
                                              ADJUSTED     DEBT OFFERING    COMBINED
                                             -----------  ---------------  -----------
Net revenues...............................   $ 116,239    $                $ 413,730
                                             -----------  ---------------  -----------
Cost of services...........................      72,998                       243,677
Selling, general and administrative........      25,047          (460)(i)      83,962
Depreciation...............................       2,342                        13,209
Amortization...............................       1,446         4,570(j)       16,430
Other......................................          73                            73
                                             -----------  ---------------  -----------
  Total operating expenses.................     101,906         4,110         357,351
                                             -----------  ---------------  -----------
  Operating income.........................      14,333        (4,110)         56,379
                                             -----------  ---------------  -----------
Interest expense, net......................      (4,939)      (13,006)(k)     (43,873)
Other expense, net.........................      --                               (77)
                                             -----------  ---------------  -----------
  Income (loss) before income taxes........       9,394       (17,116)         12,429
Income taxes...............................       3,620        (3,420)(l)       5,802
                                             -----------  ---------------  -----------
  Income (loss) before extraordinary
   item....................................   $   5,774    $  (13,656)      $   6,627
                                             -----------  ---------------  -----------
                                             -----------  ---------------  -----------
Income per share before extraordinary
 item......................................   $    0.87                     $    0.38
                                             -----------                   -----------
                                             -----------                   -----------
Weighted average shares outstanding........                                    17,666
                                                                           -----------
                                                                           -----------

                See accompanying notes to Pro Forma Statements.

                         NOTES TO PRO FORMA STATEMENTS

(a) Balance sheet adjustments for Other Company Transactions give effect to the sale of television station KEVN in Rapid City, South Dakota for $14.0 million (the KEVN sale), which sale was consummated in February 1996 and resulted in a gain of approximately $6.5 million, and the related elimination of historical assets and liabilities of KEVN, as if such sale had occurred on September 30, 1995.

    Statements of Operations adjustments for Other Company Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995 are presented below in columnar form. The sale proceeds or fundings relating to the transactions discussed in (1)-(6) below are assumed to be applied to amounts outstanding under the HMSI Credit Agreement at the Company's historical weighted average interest rates of 7% and 9% for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, assuming all such transactions were consummated as of January 1, 1994. The pro forma adjustments relating to the acquisition transactions reflect the historical operating results of the respective businesses prior to their acquisition by the Company and include adjustments to amortization to reflect amounts allocated to intangible assets as a result of the acquisitions over periods of 40 and 15 years for in-store marketing and radio station acquisitions, respectively.

                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                                                        PRO FORMA
                                                    HISTORICAL                                         ADJUSTMENTS
                             ---------------------------------------------------------                  FOR OTHER
                                          STRATEGIUM        OTHER                         PRO FORMA      COMPANY
                             POWERFORCE      MEDIA     ACQUISITIONS (1) DISPOSITIONS (2)  ADJUSTMENTS  TRANSACTIONS
                             -----------  -----------  ---------------  --------------  -------------  ------------
Net revenues...............   $  58,901    $   8,092      $   3,015       $   (5,149)   $    --         $   64,859
                             -----------  -----------        ------          -------    -------------  ------------
Cost of services...........      51,658        2,005          1,280           (1,620)                       53,323
Selling, general and
 administrative............       6,225        5,775          1,036           (1,644)                       11,392
Depreciation...............         329          215            191             (822)                          (87)
Amortization...............         155                         534             (224)         812(3)         1,277
Other......................                                                                                 --
                             -----------  -----------        ------          -------    -------------  ------------
  Total operating
   expenses................      58,367        7,995          3,041           (4,310)         812           65,905
                             -----------  -----------        ------          -------    -------------  ------------
  Operating income
   (loss)..................         534           97            (26)            (839)        (812)          (1,046)
Interest expense, net......        (155)                       (143)                       (3,205)(4)       (3,503)
Other expense, net.........                                                                 1,439(5)         1,439
                             -----------  -----------        ------          -------    -------------  ------------
Income (loss) before
 extraordinary items.......         379           97           (169)            (839)      (2,578)          (3,110)
Dividends and accretion....                                                                19,651(6)        19,651
                             -----------  -----------        ------          -------    -------------  ------------
Net income applicable to
 common stock..............   $     379    $      97      $    (169)      $     (839)   $  17,073       $   16,541
                             -----------  -----------        ------          -------    -------------  ------------
                             -----------  -----------        ------          -------    -------------  ------------
Weighted average shares
 outstanding...............                                                                    94(6)            94
                                                                                        -------------  ------------
                                                                                        -------------  ------------

                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                                                                   PRO FORMA
                                                                          HISTORICAL                              ADJUSTMENTS
                                                              ----------------------------------                   FOR OTHER
                                                                   OTHER                            PRO FORMA       COMPANY
                                                              ACQUISITIONS (1)   DISPOSITIONS (2)  ADJUSTMENTS    TRANSACTIONS
                                                              ----------------   ---------------   ------------   ------------
Net revenues................................................       $  869            $(2,443)        -$-            $(1,574)
                                                                   ------            -------         -----        ------------
Cost of services............................................          309               (625)                          (316)
Selling, general and administrative.........................          583               (599)                           (16)
Depreciation................................................          117               (331)                          (214)
Amortization................................................          166               (123)          246(6)           289
Other.......................................................                                                         --
                                                                   ------            -------         -----        ------------
  Total operating expenses..................................        1,175             (1,678)          246             (257)
                                                                   ------            -------         -----        ------------
  Operating income (loss)...................................         (306)              (765)         (246)          (1,317)
Interest expense, net.......................................         (293)                             555(4)           262
Other expense, net..........................................                                                         --
                                                                   ------            -------         -----        ------------
    Income (loss) before extraordinary items................       $ (599)           $  (765)         $309          $(1,055)
                                                                   ------            -------         -----        ------------
                                                                   ------            -------         -----        ------------

    (1) Represents historical operating results of radio stations KIHT (acquired March 1994), KKCJ (acquired July 1995) and KXYQ (acquired June 1995) for the periods prior to their acquisition by the Company.

    (2) Represents historical operating results of KDLT (sold in October 1994) and KEVN (sold in February 1996) for the periods prior to their sale by the Company.

    (3) Represents net additional amortization expense resulting from the Company's acquisitions and dispositions as follows (in thousands):

                                                                                             NINE MONTHS
                                                                              YEAR ENDED        ENDED
                                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                                 1994           1995
                                                                             ------------   -------------
Eliminate historical amortization expense of acquirees.....................     $(689)          $(43)
Add amortization expense relating to new intangible balances for periods prior to acquisition:
  Powerforce ($5.7 million over 40 years)..................................       143          --
  Strategium Media ($18.4 million over 40 years)...........................       384          --
  Radio station acquisitions ($19.9 million over 15 years).................       974            289
                                                                                -----          -----
    Pro forma adjustment...................................................     $ 812           $246
                                                                                -----          -----
                                                                                -----          -----

    (4) Represents net additional interest expense resulting from the Company's acquisitions and dispositions as follows (in thousands):

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1994           1995
                                                              ------------   -------------
Eliminate historical interest expense of acquirees..........    $   298          $293
Add interest expense relating to new amounts of debt
 outstanding for periods prior to acquisition
  Powerforce ($7.3 million of additional debt)..............       (511)        --
  Strategium Media ($17.8 million of additional debt).......     (1,410)        --
  Radio station acquisitions ($22.7 million and $14.9
   million of additional debt in 1994 and 1995,
   respectively)............................................     (1,179)         (683)
Add interest expense for additional debt used to retire the
 settlement rights ($39.0 million)..........................     (1,593)        --
Deduct interest expense for net proceeds from
 dispositions...............................................      1,190           945
                                                              ------------      -----
    Pro forma adjustment....................................    $(3,205)         $555
                                                              ------------      -----
                                                              ------------      -----

    (5) Represents the elimination of the historical loss on the sale of KDLT in October 1994 of $1.4 million.

    (6) Represents the elimination of historical dividends on the Company's preferred stock which was converted to common stock in January 1994 and accretion on the Company's settlement rights which were retired in July 1994. Assuming the conversion of preferred stock occurred on January 1, 1994 also results in an increase of 94,000 shares in the weighted average shares outstanding for the year ended December 31, 1994.

(b) The unaudited pro forma condensed combined balance sheet as of September 30, 1995 and the unaudited pro forma consolidated statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1995 give pro forma effect for other DIMAC transactions which include the acquisitions of The Direct Marketing Group, Inc. (acquired May 31, 1994), Palm Coast Data, Ltd. (acquired May 1, 1995), and T.R. McClure and Company, Inc. and Related Companies (acquired October 2, 1995), as well as the initial public offering of DIMAC's common stock (on August 3, 1994), as follows:

                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                                                                PRO FORMA
                                                                                                             ADJUSTMENTS FOR
                                                                                   MCCLURE      PRO FORMA      OTHER DIMAC
                                                                                  HISTORICAL   ADJUSTMENTS    TRANSACTIONS
                                                                                  ----------   -----------   ---------------
ASSETS
Cash and cash equivalents.......................................................    $  270     $  (204)(1)       $    66
Trade receivables, net..........................................................     3,391       --                3,391
Prepaid expenses and other......................................................        72       --                   72
                                                                                  ----------   -----------       -------
  Total current assets..........................................................     3,733        (204)            3,529
Property and equipment, net.....................................................       922        (122)(2)           800
Goodwill and other intangibles, net.............................................     --         15,527(2)         15,527
Other assets....................................................................       182        (182)(1)       --
                                                                                  ----------   -----------       -------
                                                                                    $4,837     $15,019           $19,856
                                                                                  ----------   -----------       -------
                                                                                  ----------   -----------       -------
LIABILITIES AND EQUITY
Current portion of long-term debt...............................................    $1,446     $(1,443)(3)       $     3
Accounts payable and accrued expenses...........................................     1,601         360(3)          1,961
Other current liabilities.......................................................       756         (66)(3)           690
                                                                                  ----------   -----------       -------
  Total current liabilities.....................................................     3,803      (1,149)            2,654
Long-term debt, less current portion............................................       463      16,739(4)         17,202
Stockholders' equity............................................................       571        (571)(5)       --
                                                                                  ----------   -----------       -------
                                                                                    $4,837     $15,019           $19,856
                                                                                  ----------   -----------       -------
                                                                                  ----------   -----------       -------

------------------------

    (1) Reflects assets not acquired by DIMAC.

    (2) Reflects the preliminary allocation of the purchase price paid to McClure stockholders over the net historical cost of assets acquired. The preliminary allocation of the purchase price does not include amounts payable under certain contingent payment obligations. Such payments are based on the attainment by the newly formed McClure Group subsidiary of certain financial and operations performance targets over the next four years. The contingent payment obligations, if any, will be accounted for as additional goodwill as the payments are made.

    (3) Reflects elimination of debt not assumed by DIMAC.

    (4) Reflects the recording of net additional debt incurred by DIMAC to acquire McClure.

    (5) Reflects the elimination of all McClure equity balances as a result of the acquisition.

                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                                                           PRO FORMA
                                                                                                          ADJUSTMENTS
                                                                                                           FOR OTHER
                                                         DMG      PALM COAST     MCCLURE     PRO FORMA       DIMAC
                                                     HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS   TRANSACTIONS
                                                     -----------  -----------  -----------  ------------  ------------
Net revenues.......................................   $   6,937    $  12,916    $  27,142   $    --        $   46,995
Cost of services...................................       4,455        7,372       16,843        --            28,670
Selling, general and administrative................       2,022        3,040        9,482      (2,700)(6)      11,844
Depreciation.......................................         171          875          225         142(7)        1,413
Amortization.......................................          32           33       --             873(8)          938
Other..............................................      --               42       --            --                42
                                                     -----------  -----------  -----------  ------------  ------------
  Total operating expenses.........................       6,680       11,362       26,550      (1,685)         42,907
                                                     -----------  -----------  -----------  ------------  ------------
Operating income...................................         257        1,554          592       1,685           4,088
Interest expense, net..............................        (267)        (314)         (22)         26(9)         (577)
                                                     -----------  -----------  -----------  ------------  ------------
Income (loss) before income taxes..................         (10)       1,240          570       1,711           3,511
Income taxes.......................................           3       --               20       1,347 (10       1,370
                                                     -----------  -----------  -----------  ------------  ------------
Income (loss) before extraordinary item............   $     (13)   $   1,240    $     550   $     364      $    2,141
                                                     -----------  -----------  -----------  ------------  ------------
                                                     -----------  -----------  -----------  ------------  ------------

                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                                                          PRO FORMA
                                                                                                         ADJUSTMENTS
                                                                                                          FOR OTHER
                                                               PALM COAST     MCCLURE      PRO FORMA        DIMAC
                                                               HISTORICAL   HISTORICAL    ADJUSTMENTS    TRANSACTIONS
                                                               -----------  -----------  --------------  ------------
Net revenues.................................................   $   5,198    $  22,011   $     --         $   27,209
Cost of services.............................................       2,874       14,259         --             17,133
Selling, general and administrative..........................       1,023        7,289       (1,467)(6)        6,845
Depreciation.................................................          26          218           42(7)           286
Amortization.................................................         127       --              363(8)           490
                                                               -----------  -----------  --------------  ------------
  Total operating expenses...................................       4,050       21,766       (1,062)          24,754
                                                               -----------  -----------  --------------  ------------
Operating income.............................................       1,148          245        1,062            2,455
Interest expense, net........................................         (89)         (44)      (1,232)(9)       (1,365)
Other expense, net...........................................        (349)      --              349 (11       --
                                                               -----------  -----------  --------------  ------------
Income (loss) before income taxes............................         710          201          179            1,090
Income taxes.................................................      --               48          385 (10          433
                                                               -----------  -----------  --------------  ------------
Income (loss) before extraordinary item......................   $     710    $     153   $     (206)      $      657
                                                               -----------  -----------  --------------  ------------
                                                               -----------  -----------  --------------  ------------

    (6) The selling, general and administrative expense adjustment is as follows (in thousands):

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1994             1995
                                                              ------------  ------------------
Elimination of costs associated with management positions
 eliminated in connection with the sale of DMG to DIMAC and
 certain professional fees incurred by DMG and McClure in
 anticipation of each sale..................................   $     (400)      $     (100)
Elimination of discretionary bonuses related to subchapter S
 status.....................................................       (2,300)          (1,367)
                                                              ------------         -------
                                                               $   (2,700)      $   (1,467)
                                                              ------------         -------
                                                              ------------         -------

    (7) The depreciation adjustment (based on preliminary purchase price allocation) is as follows (in thousands):

                                                                    NINE MONTHS
                                                     YEAR ENDED        ENDED
                                                    DECEMBER 31,   SEPTEMBER 30,
                                                        1994           1995
                                                    ------------   -------------
Increase in depreciation..........................      $142            $42
                                                       -----            ---
                                                       -----            ---

    (8) The amortization expense adjustment (based on preliminary purchase price allocation) is as follows (in thousands):

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1994           1995
                                                              ------------   -------------
Increase in amortization of goodwill (based on a preliminary
 weighted average life of 25 years).........................      $848           $ 490
Increase in amortization of non-compete agreements (based on
 a life of 4 years).........................................        49          --
Increase in amortization of customer list (based on
 preliminary life of 10 years)..............................        41          --
Elimination of historical amortization on assets not
 acquired...................................................       (65)           (127)
                                                                 -----           -----
                                                                  $873           $ 363
                                                                 -----           -----
                                                                 -----           -----

    (9) The interest expense adjustment is as follows (in thousands):

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1994           1995
                                                              ------------   -------------
Elimination of historical interest expense on debt not
 assumed....................................................    $  (481)        $ (125)
Increase in interest expense on debt incurred by DIMAC for
 the various acquisitions (based on the average effective
 interest rate of the acquisition debt).....................      2,694          1,357
Amortization of debt issuance costs relating to debt
 incurred by DIMAC for the various acquisitions.............        111         --
Elimination of interest expense on redemption of $25,000
 principal of debt retired from proceeds of the initial
 public offering............................................     (2,066)        --
Elimination of pro rata portion of interest expense on debt
 incurred by DIMAC for the DMG acquisition repaid from
 proceeds of the initial public offering....................       (140)        --
Elimination of amortization of debt issuance costs and
 original issue discount on debt retired from proceeds of
 the initial public offering................................       (144)        --
                                                              ------------      ------
                                                                $   (26)        $1,232
                                                              ------------      ------
                                                              ------------      ------

    (10) Reflects the tax effects of the various transactions based on DIMAC's estimated marginal tax rate of 39.0%.

    (11) Elimination of historical expense as a result of the Palm Coast write-offs prior to acquisition.

(c) Reflects the issuance of $175.0 million of Notes at an interest rate of 8.75% and receipt of related proceeds, net of estimated financing costs of $5.0 million.

(d) Reflects the exercise of options by DIMAC management to purchase 299,250 shares of DIMAC common stock at various exercise prices and the resultant receipt of cash. Management believes that these optionholders will exercise such options prior to consummation of the Acquisition.

(e) Reflects the reclassification of the current portion of DIMAC's credit agreement to long-term as the DIMAC Credit Facility will not require principal payments until 1997.

(f) Reflects consummation of the Acquisition for total consideration as follows (in thousands):

Consideration paid to DIMAC shareholders
  Cash (6,790,655 shares outstanding x $28.00)............................  $ 190,138
Consideration paid to remaining DIMAC optionholder........................      2,665
Acquisition fees paid to advisors.........................................      4,600
                                                                            ---------
    Total consideration paid..............................................  $ 197,403
                                                                            ---------
                                                                            ---------

    Consideration paid to the remaining DIMAC optionholder results from the exchange of "in-the-money" options to purchase 155,000 shares of DIMAC's common stock for options to purchase the same number of shares of Company Common Stock with equivalent exercise prices, resulting in the issuance of Company "in-the-money" options with a market value of $2,665,000 assuming an average closing price of the Company Common Stock on the AMEX as published in The Wall Street Journal for the ten trading days ending on and including the third trading day preceding, but not including, the effective date of the Acquisition of $27.00 per share. See (d) for pro forma treatment of remaining DIMAC options.

    The purchase price has been allocated as follows (in thousands):

Purchase price...........................................             $ 197,403
Historical book values of DIMAC assets and liabilities
  Cash ($66 plus $3,669 (see (d) above)).................      3,735
  Trade receivables, net.................................     29,943
  Inventory..............................................      8,737
  Prepaid expenses and other.............................      1,469
  Deferred income taxes..................................        166
  Property and equipment, net............................     20,076
  Goodwill and other intangibles.........................     40,759
  Accounts payable and accrued expenses..................    (16,229)
  Other current liabilities..............................    (11,279)
  Debt...................................................    (68,667)
  Other long-term liabilities............................     (2,230)     6,480
                                                           ---------  ---------
    Total remaining to be allocated......................               190,923
Accrued liabilities resulting from the Acquisition.......                 4,500
                                                                      ---------
Adjustment to goodwill and other intangibles.............             $ 195,423
                                                                      ---------
                                                                      ---------
Source of Merger Consideration
  Cash...................................................             $ 173,669
  Additional borrowings under the DIMAC Credit
   Facility..............................................                21,069
  Equity, relating to the Company options (see (d)
   above)................................................                 2,665
                                                                      ---------
    Total................................................             $ 197,403
                                                                      ---------
                                                                      ---------
Elimination of pro forma DIMAC equity (historical equity
 of $2,811 plus $3,669 (see (d) above))..................             $   6,480
                                                                      ---------
                                                                      ---------

    The purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on their estimated fair values. Book values of DIMAC's working capital accounts, property and equipment and long-term debt are assumed to approximate their fair value. The fair value of identifiable intangible assets, such as customer lists and trained work force, is estimated to be $20.0 million and will be amortized over an estimated weighted average life of 8 years. Amounts allocated to customer lists and trained work force represents management's estimates of the fair values of such assets considering previous services provided and anticipated future services to be provided to such customers and estimated costs of hiring and training employees of DIMAC. The excess of purchase price over identifiable net assets will be amortized over an estimated life of 40 years.

(g) Reflects capitalization of financing costs of $1,631,000 relating to the DIMAC Credit Facility. Such costs are assumed to be paid with borrowings under the agreement.

(h) Reflects the recognition of deferred income taxes at an estimated effective rate of 35% on the excess of book value over tax bases relating to the DIMAC net assets to be acquired.

(i) Reflects the elimination of certain corporate expenses of DIMAC which will not be incurred by the combined entities. Such expenses represent duplicative costs or management fees which will not be paid by DIMAC subsequent to the Acquisition and are comprised of the following (in thousands):

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1994           1995
                                                              ------------   -------------
Directors and officers insurance............................      $ 96           $173
Public company expenses.....................................     --               100
Management fees.............................................       250            187
                                                                 -----          -----
  Pro forma adjustment......................................      $346           $460
                                                                 -----          -----
                                                                 -----          -----

(j) Reflects incremental amortization of intangible assets acquired in the Acquisition.

(k) Reflects incremental interest and amortization of deferred finance costs relating to the $175.0 million of Notes at 8.75% and the DIMAC Credit Facility, assuming a weighted average interest rate of 9% on borrowings under such credit agreement for the year ended December 31, 1994 and the nine months ended September 30, 1995 as follows (in thousands):

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1994           1995
                                                              ------------   -------------
Interest on $175.0 million principal amount of Notes........    $15,312         $11,484
Interest on borrowings of $89.2 million under the DIMAC
 Credit Facility............................................      8,030           6,023
Amortization of debt issuance costs.........................        584             438
Less: DIMAC interest as adjusted............................     (6,646)         (4,939)
                                                              ------------   -------------
  Pro forma adjustment......................................    $17,280         $13,006
                                                              ------------   -------------
                                                              ------------   -------------

(l) Reflects the incremental adjustment necessary to present income tax expense of the combined entities, assuming the other transactions of the Company and DIMAC, the Acquisition and the issuance of the Notes occurred on January 1, 1994. Deferred tax assets have been recognized to the extent that they offset deferred tax liabilities that will reverse in the carryforward period. For the year ended December 31, 1994, pro forma federal income tax was offset by previously unrecognized deferred tax assets of $5.1 million. For the nine months ended September 30, 1995, pro forma federal income tax was partially offset by previously unrecognized deferred tax assets of $5.8 million.

PROSPECTUS

                                  $300,000,000
                           HERITAGE MEDIA CORPORATION
                       SUBORDINATED DEBENTURES AND NOTES
                               ------------------

    Heritage Media Corporation (the "Company") may offer and issue from time to time its unsecured subordinated debentures or notes (the "Securities") for an aggregate initial offering price not to exceed $300,000,000. The Securities may be offered in one or more separate series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately.

    Certain terms of any Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, where applicable, the specific designation, aggregate principal amount, purchase price, authorized denominations, maturity, prepayment, interest rate and time and dates of payment of interest (if any), terms (if any) for the redemption or exchange thereof, listing (if any) on a securities exchange and any other specific terms of the Securities.

    The Securities will be subordinated in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company to the extent described herein and in the Prospectus Supplement. The Prospectus Supplement will also contain information about certain United States federal income tax considerations relating to the Securities, if applicable.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  ON  THE ACCURACY  OR ADEQUACY  OF  THIS PROSPECTUS.      ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. See "Plan of Distribution." Certain terms of the offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the Securities and the proceeds to the Company from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will be set forth in the accompanying Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                The date of this Prospectus is January 18, 1996

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Heritage Media Corporation (the "Company" or "Heritage" and, where the context indicates, includes its subsidiaries) with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Prospectus by reference (Commission File No. 1-10015):

        1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Amendment No. 1 to such report on Form 10-K/A filed on December 15, 1995 and Amendment No. 2 to such report on Form 10-K/A filed on January 4, 1996 (the "Form 10-K");

        2. the Company's Quarterly Reports on Form 10-Q, for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and the Company's report on Form 10-Q/A amending its Quarterly Report on Form 10-Q for the period ended September 30, 1995, which contain the unaudited consolidated condensed financial statements of the Company; and

        3. the Company's Report on Form 8-K dated December 11, 1995, as amended by Form 8-K/A dated January 4, 1996 and Form 8-K/A dated January 17, 1996.

    All documents hereafter filed by the Company with the Commission, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statements contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed a part of this Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of a security, to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at its principal executive offices, One Galleria Tower, 13355 Noel Road, Suite 1500, Dallas, Texas 75240, Attention: Secretary, telephone: (214) 702-7380.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

    Heritage Media Corporation, through its Actmedia, Inc. ("Actmedia") subsidiary, is the world's largest independent provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. The Company is also a participant in the broadcast industry through its ownership of four network affiliated television stations in small to mid-sized markets and 17 radio stations in seven major markets.

    On October 23, 1995, the Company entered into an agreement to acquire DIMAC Corporation ("DIMAC"). See "Recent Developments." DIMAC is the largest full service, vertically integrated direct marketing services company in the United States.

    The Company's executive offices are located at One Galleria Tower, 13355 Noel Road, Suite 1500, Dallas, Texas 75240, and its telephone number is 214-702-7380.

                                  RISK FACTORS

    Prospective purchasers should consider carefully, in addition to the other information contained in this Prospectus, the following factors:

LEVERAGE; RESTRICTIONS IMPOSED BY LENDERS

    The Company has incurred substantial indebtedness in connection with the acquisitions of its businesses. In June 1992, Heritage Media Services, Inc. ("HMSI"), a wholly-owned subsidiary of the Company, issued $150,000,000 principal amount of 11% Senior Secured Notes Due 2002 ("HMSI Notes") and entered into a revolving credit and term loan agreement (the "Credit Agreement") under which HMSI may borrow up to $130 million. As of September 30, 1995, HMSI had borrowed $120.4 million under the Credit Agreement. In October 1992, the Company issued $50,000,000 principal amount of 11% Senior Subordinated Notes (the "1992 Notes") due October 1, 2002. The Securities will rank PARI PASSU with the 1992 Notes and will be structurally subordinate to the HMSI Notes, the Credit Agreement and all other indebtedness of the Company and its subsidiaries.

    As of September 30, 1995, Heritage had indebtedness (long-term debt, including current installments) of approximately $350.4 million and stockholders' equity of approximately $108.7 million, and accordingly, a consolidated debt-to-equity ratio of approximately 3.2 to 1. The Company expects to incur substantial additional indebtedness in connection with the acquisition of DIMAC. See "Recent Developments." Such leverage may adversely affect the ability of the Company to finance its future operations and capital needs and may limit its ability to pursue other business opportunities which may be in its interests. Other than as described under "Recent Developments," the Company does not have any present intent to incur additional indebtedness.

    The discretion of the management of the Company with respect to certain business matters is limited by covenants contained in the Indenture with respect to the Securities (the "Indenture"), the Credit Agreement, the Indenture with respect to the 1992 Notes (the "1992 Indenture") and the Indenture with respect to the HMSI Notes (the "HMSI Indenture"). The restricted activities include, among other matters, certain mergers, acquisitions and asset sales, capital expenditures, certain investments, the incurrence of additional debt, sale and leaseback transactions, the payment of dividends and other similar payments and transactions with affiliates. It is anticipated that the agreements governing the indebtedness which may be incurred in connection with the acquisition of DIMAC will contain similar restrictions.

    As a result of its leverage and in order to repay existing indebtedness, the Company will be required to continue to generate substantial operating cash flow. The ability of the Company to meet these requirements will depend on, among other things, prevailing economic conditions and financial, business and other factors, some of which are beyond its control, and there can be no assurance that it will be able to meet such requirements.

HOLDING COMPANY STRUCTURE

    As a holding company with no material operations of its own and no material assets other than the stock of its operating subsidiaries, the Company is dependent upon distributions from its operating subsidiaries to service its debt obligations, including the Securities. The ability of the Company's subsidiaries to make such distributions is subject to the following factors: the discretion of the Company in causing its subsidiaries to make distributions; the ability of such subsidiaries under state corporate laws to declare dividends; and the prohibition of, or limitation on, distributions by such subsidiaries arising under agreements governing indebtedness issued or incurred by the Company's subsidiaries. Both the HMSI Indenture and the Credit Agreement contain limitations on the ability of the Company's subsidiaries to pay dividends or make other distributions to the Company. It is also anticipated that the agreements governing the indebtedness which may be issued or incurred in connection with the acquisition of DIMAC will contain similar restrictions. At September 30, 1995, the HMSI Indenture and the Credit Agreement would have permitted dividends by the Company's subsidiaries to the Company, subject to certain exceptions, in the amount of approximately $76 million. The Company presently expects, although is not required, to redeem the HMSI Notes and to refinance the indebtedness under the Credit Agreement on June 15, 1997. Claims of creditors of the Company's subsidiaries, including the holders of the HMSI Notes and the lenders under the Credit Agreement, will generally have priority to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

    The Securities comprise a new issue of securities for which there is currently no public market. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, performance of the Company and other factors. The Company does not intend to apply for listing of the Securities on any securities exchange.

COMPETITION

    Each of the marketing services and broadcast industries are highly competitive. Several of the Company's competitors and potential competitors in each of these industries may have greater access to financial resources than the Company.

GOVERNMENTAL REGULATION

    The broadcasting industry is highly regulated. The Company's operation of its broadcast stations is dependent upon the maintenance and renewal of broadcast licenses issued by the Federal Communications Commission and by the continued compliance by the Company with applicable laws and regulations. Significant changes in legislation affecting broadcasting companies are anticipated to be enacted in 1996. There can be no assurance as to the ultimate effect of any new legislation on the Company's operations or financial condition.

                                USE OF PROCEEDS

    Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, refinancing of debt, satisfaction of other obligations, possible repurchases of capital stock and possible future acquisitions (including the proposed acquisition of DIMAC) or such other purposes as may be specified in the Prospectus Supplement. See "Recent Developments."

                              RECENT DEVELOPMENTS

    On October 23, 1995, the Company entered into an agreement (the "Merger Agreement") with DIMAC. Pursuant to the Merger Agreement, a subsidiary of the Company would merge with DIMAC, resulting in DIMAC's becoming a wholly-owned subsidiary of the Company. As a result of the merger, each share of DIMAC common stock would be converted into the right to receive $28 in cash. The Company may elect to pay up to $7 of the $28 merger price by issuing shares of the Company's Class A Common Stock.

    Consummation of the merger with DIMAC is subject to approval of the transaction by the DIMAC stockholders and certain other customary closing conditions. The Company anticipates that the merger will be consummated in the first quarter of 1996.

    The Company will require financing of approximately $195 million to fund the purchase price of the outstanding shares of DIMAC common stock and related transaction expenses and approximately $70 million to refinance DIMAC's indebtedness and provide an acquisition credit facility for DIMAC. The Company presently expects to consummate an underwritten public offering of $150 million principal amount of the Securities prior to the consummation of the merger. In addition, the Company anticipates entering into a $175 million bank credit agreement to be guaranteed by DIMAC. If the Company elects to issue shares of its Class A Common Stock as a part of the merger consideration, the Company's debt financing would be reduced by as much as $45 million.

    DIMAC was founded in 1921 and has evolved into the largest full service, vertically-integrated direct marketing services company in the United States. DIMAC creates and implements comprehensive, custom-tailored marketing programs to enable clients nationwide to focus their marketing expenditures on a highly targeted potential customer base. As a full service, vertically-integrated firm, DIMAC provides every component of a complete direct marketing program, including customized market research, strategic and creative planning, creation and management of relational databases, telemarketing, media buying, production services, fulfillment services and subsequent program analysis. Throughout the last thirty years, DIMAC has successfully expanded the range of its marketing services and increased the size of its customer base to include major corporations such as AT&T, American Express, Blockbuster Video, The Walt Disney Company, several Blue Cross/Blue Shield organizations, Medco Containment Services and a significant number of all U.S. public television stations.

    For the year ended December 31, 1994 and for the nine months ended September 30, 1995, DIMAC had sales of approximately $100.0 million and $89.0 million, respectively, and income before provision for income taxes and extraordinary item of $4.85 million and $8.3 million, respectively.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                       NINE MONTHS
                                                                          ENDED                 YEAR ENDED DECEMBER 31
                                                                      SEPTEMBER 30,   ------------------------------------------
                                                                          1995        1994  1993  1992 (2)   1991 (2)   1990 (2)
                                                                      -------------   ----  ----  --------   --------   --------
Ratio of earnings to fixed charges (1)..............................      1.77        1.78  1.09   --         --         --

------------------------
(1) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consists of income from continuing operations before income taxes, extraordinary items, minority interest and fixed charges. "Fixed charges" consists of interest expense, debt amortization costs and one-third of rental expense representing the interest portion of rental payments made under operating leases.

(2) For the years ended December 31, 1992, 1991 and 1990, earnings were insufficient to cover fixed charges by $13.4 million, $18.8 million and $26.0 million, respectively.

                                    BUSINESS

    The Company, through its Actmedia subsidiary, is the world's largest independent provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. The Company also owns and operates four network affiliated television stations in small to mid-sized markets and 17 radio stations in seven major markets. For the year ended December 31, 1994, in-store marketing constituted approximately 72.4% of the Company's total revenues, and television and radio constituted approximately 14.7% and 12.9%, respectively of the Company's total revenues.

IN-STORE MARKETING

    In-store marketing includes advertising displays, coupons, promotions and product demonstrations provided within the store. Economic trends support the continued growth of in-store marketing because this medium is inexpensive in comparison to other marketing alternatives such as television, radio and traditional print advertisements. In-store marketing products and services allow advertisers to communicate with consumers at or near the point-of-purchase before, or as, purchasing decisions are made. In addition, changing shopping patterns have led to shorter supermarket visits, usually without shopping lists, and declining brand loyalty, thus increasing the potential of in-store marketing to influence consumer purchasing decisions. Industry sources estimate that a significant percentage of brand purchase decisions are made in the supermarket.

    PRODUCTS AND SERVICES. Actmedia offers advertisers a broad assortment of in-store advertising and promotional products, which are highly effective in increasing consumer awareness and purchases of targeted products. Advertising products include print displays on shopping carts, aisle directories and shelves, and audio advertising played throughout the store. Promotional products consist of customized in-store demonstrations and merchandising, as well as coupon and sampling programs. Actmedia can provide on-line reporting to customers concerning the sales impact of its in-store programs.

        INSTANT COUPON MACHINE. The ICM, which was developed by Actmedia and introduced in 1992, is an electronic dispenser of coupons that is mounted on shelf channels under or near featured products. Through independent market research sponsored by the Company, the ICM was shown to increase brand switching substantially and to encourage first-time purchases of featured products. In market testing, coupons featured in Actmedia's ICM achieved an average redemption rate of 17%, versus reported redemption rates of approximately 2% for coupons in free-standing inserts, approximately 4% for coupons sent to consumers in direct mailings and approximately 1% for run of press coupons. The ICM generated approximately $82 million of revenues in 1994, as compared to approximately $63 million in 1993.

        ACTNOW. Actmedia's Actnow program provides cooperative in-store coupon and sampling programs for groups of advertisers, generally five times per year. Under these programs, Actmedia's representatives distribute coupons, samples and premiums inside the store entrance. Up to 16.5 million co-op coupon booklets and up to 16.5 million solo coupons and samples are distributed nationwide directly to shopping customers per event. In addition, product awareness is reinforced through the placement of featured products on a free-standing Actnow display.

        IMPACT. Impact is the nation's leading in-store supermarket demonstration program, offering advertisers complete customized events, such as tastings, premiums, samplings and demonstrations. All demonstrations are monitored every day by full-time and part-time supervisors at an average ratio of one supervisor to 15 demonstrators. Impact's regular part-time staff of demonstrators, who implement the programs, maintain a consistent professional appearance (with matching aprons and materials). Special display units are utilized in the programs and programs are sold on a store-day basis. Events are generally conducted at the front of the store but can be located elsewhere.

        CARTS. Actmedia's 8" by 10", four-color advertisements, mounted in plastic frames on the inside and outside of shopping carts, offer advertisers continuous storewide category-exclusive advertising delivery of a print advertisement.

        AISLEVISION. AisleVision features 28" by 18" four-color advertisement posters inserted in stores' overhead aisle directory signs. An enhancement of this product, AisleAction, allows the manufacturer to include motion on the directory sign, enhancing shopper awareness of the sign.

        SHELFTALK/SHELFTAKE-ONE.   ShelfTalk  features advertisements  placed in
    plastic frames mounted on supermarket or drug store shelves near its featured product. ShelfTake-One includes rebate offers or recipe ideas which consumers may remove from the plastic frame at the site of the featured product.

        ACTRADIO. Actradio, formerly POP (Point of Purchase) Radio, is the nation's largest advertiser-supported, in-store radio network. Actradio delivers its in-store audio advertising in conjunction with music entertainment services provided by leading business music providers. Actradio sells advertising time to manufacturers in units of 15 second, 20 second, and 30 second commercials each hour.

        SALES MERCHANDISING. Through its Powerforce division, Actmedia conducts in-store merchandising and promotional activities such as shelf restockings, special retailer events, point of purchase installations and other sales merchandising tasks previously performed by full-time sales forces of consumer packaged goods manufacturers.

In September 1995, Actmedia introduced ACTPROMOTE, an electronic "paperless" couponing network which supports price discounts distributed at the checkout scanner with on-shelf advertising and in-store audio promotion. National rollout of this network is expected during 1996.

    IN-STORE NETWORK. Actmedia's in-store network delivers some or all of its products and services in over 24,000 supermarkets, 13,000 drug stores and 2,400 mass merchandiser stores across the country, a network substantially larger than that of any other in-store marketing company in the United States. By contracting to purchase the Company's in-store advertising and promotional products, advertisers gain access to up to approximately 200 of the nation's 214 ADIs covering over 70% of the households in the United States. Through the Powerforce division, Actmedia also delivers sales merchandising services to toy, hardware, computer retail, office products and department stores.

    Actmedia currently has contracts with approximately 300 store chains, which contracts generally grant it the exclusive right to provide its customers with those in-store advertising services which are contractually specified. The contracts are of various durations, generally extending from three to five years and provide for a revenue-sharing arrangement with the stores. Actmedia's store contract renewals are staggered and many of its relationships have been maintained for almost two decades.

    Actmedia's advertising and promotional programs are executed through one of the nation's largest independent in-store distribution and service organizations, although certain chains require the Company to utilize their own employees. Actmedia believes the training, supervision and size of its field service staff (approximately 300 full-time managers and up to approximately 23,800 available part-time employees) provide it with a significant competitive advantage as its competitors generally do not have a comparable field service staff.

    CUSTOMER BASE. Actmedia's customer base includes approximately 250 companies and 700 brands. This customer base includes the 25 largest advertisers of consumer packaged goods. In 1994, the Company's largest customers included the following:

Andrew Jergens         Kraft Foods
Chesebrough-Pond's     Lever Brothers
Coca-Cola              McNeil
General Mills          Procter & Gamble
Heinz                  Quaker Oats
Hunt-Wesson            Ralston Purina
James River            RJR Nabisco
Kelloggs

    INTERNATIONAL OPERATIONS. Actmedia's strategy includes the establishment of a significant business presence outside of the United States. The majority of the Company's advertisers are large, multinational companies for whom the use of in-store marketing products in overseas markets is expected to be a logical extension of their advertising and promotional budgets. The Company's international operations are conducted principally in Canada, Australia, New Zealand and the Netherlands. International sales in 1994 accounted for $23.2 million (approximately 10.0%) of the in-store revenues.

TELEVISION

    The following table sets forth selected information relating to the television stations owned by Heritage (excluding KEVN-TV, the Company's Rapid City, South Dakota NBC affiliate which is scheduled to be sold during December
1995):

                                                                            OTHER
                                                                DMA      COMMERCIAL     STATION      STATION
                        CHANNEL     NETWORK     TV HOMES IN    MARKET    STATIONS IN    MARKET       RANK IN
STATION AND LOCATION    NUMBER    AFFILIATION     DMA (1)     RANK (1)       DMA       SHARE (2)   MARKET (3)
----------------------  -------   -----------   -----------   --------   -----------   ---------   -----------
KOKH-TV                   25          FOX          572,300        43          4            8            4
(UHF)
Oklahoma City, OK
WCHS-TV                    8          ABC          473,200        56          3           15            2
(VHF)
Charleston/
Huntington, WV
WEAR-TV                    3          ABC          422,340        62          4           19            2
(VHF)
Mobile, AL/
Pensacola, FL
WPTZ-TV                    5          NBC          282,740(4)     92(4)       2           13            2
(VHF)
Burlington, VT/
Plattsburgh, NY
WNNE-TV                   31          NBC          282,740(4)     92(4)       3            4            4
(UHF) (5)
Hartford, VT/
Hanover, NH

------------------------
(1) Source: Nielsen Television Designated Market Area ("DMA") rankings 1994-5.

(2) "Sign on-sign off" market shares as reported in the November 1994 Nielsen ratings.

(3) Rankings based on relative "sign on-sign off" market shares in the November 1994 ratings of Nielsen.

(4) Does not reflect any homes in southern Quebec (including most of Montreal) which received the WPTZ-TV signal off the air or by cable. WPTZ-TV's signal is accessible to approximately 3.4 million people in the city of Montreal.

(5) Operated as a satellite of WPTZ-TV, but maintains some local programming and sells advertising locally.

    Heritage operates its television stations in accordance with a cost-benefit strategy that stresses primarily revenue and cash flow generation and secondarily audience share and ratings. The objective of this strategy is to deliver acceptable profit margins while maintaining a balance between the large programming investment usually required to maintain a number one ranking (with its resultant adverse effect on profit margins), and the unfavorable impact on revenues that results from lower audience ratings.

    Components of the Company's operating strategy include management's emphasis on obtaining local advertising revenues by market segmentation, which provides a competitive advertising advantage, focusing on local news programming and tightly controlling operating expenses. By emphasizing advertising sales from local businesses, the Company's stations produce a higher percentage of local business (approximately 63% local and 37% national) than the national average.

RADIO

    The Company owns and operates five AM and 12 FM radio stations in seven of the top 50 markets. The following table sets forth certain information regarding Heritage's radio stations (excluding ratings information for stations acquired during 1995):

                                                                                                 FM STATION    FM STATION RANK
                              METRO RANK                                         STATIONS IN       FORMAT         IN TARGET
LOCATION                          (1)          CALL SIGN          FORMAT           MARKET         RANK (2)      AUDIENCE (3)
---------------------------  -------------  ---------------  ----------------  ---------------  -------------  ---------------
Seattle-Tacoma, WA                    13    KRPM-AM          Country                     31
                                            KCIN-FM          Country                                      2              14
St. Louis, MO                         17    WRTH-AM          Standards                   32
                                            WIL-FM           Country                                      1               4
                                            KIHT-FM          Rock Oldies                                  1               7
Portland, OR                          24    KKSN-AM          Standards                   28
                                            KKSN-FM          Oldies                                       1               3
                                            WXYQ-FM          Rock Oldies                                 --(5)           --(5)
Cincinnati, OH                        25    WOFX-FM          Classic Rock                25              --(4)           --(4)
Milwaukee, WI                         26    WEMP-AM          Oldies                      26
                                                             Adult
                                            WMYX-FM          Contemporary                                 1               8
                                                             Adult
                                            WAMG-FM          Contemporary                                 3              12
Rochester, NY                         44    WBBF-AM          Standards                   17
                                            WBEE-FM          Country                                      1               1
                                            WKLX-FM          Oldies                                       1               5
Kansas City, MO-KS                    27    KCFX-FM          Rock Oldies                 25               1               1
                                            KICY-FM          Smooth Jazz                                 --(6)           --(6)

------------------------
(1) Metropolitan areas as defined and ranked by Arbitron, Fall 1994.

(2) Heritage's FM station ranking against all radio stations in its market with the same programming format, based on persons aged 25 to 54 listening during the 6:00 a.m. to midnight time period. (Source: Fall 1994 Arbitron ratings)

(3) The target ranking against all radio stations in the market, based on listenership by adults aged 25 to 54 during the 6:00 a.m. to midnight time period. (Source: Fall 1994 Arbitron ratings.)

(4) Station changed its call letters to WVAE-FM and launched a new smooth jazz format in September 1995.

(5) Format was launched in June 1995.

(6) Format was launched in March 1995.

    In September 1995, the Company entered into an agreement to purchase radio stations WMYV-FM and WWST-FM, both serving the Knoxville, Tennessee market, for an aggregate purchase price of $6.5 million. The acquisition is expected to close in early 1996.

    The Company's strategy is to identify and acquire under performing radio stations or groups and effect management and operational changes to increase their profitability. Implementation of Heritage's strategy typically involves the following four-step process: (1) instituting operational improvements, usually including a change in management personnel and additional capital investments when appropriate; (2) creating increases in audience ratings through programming and promotional changes; (3) improving revenues as a result of the turnaround process; and (4) increasing EBITDA. Heritage radio stations strive to be top rated in their programming formats, and universally program a mass appeal music format directed at a target audience of 25 to 54 year olds. Presently, seven of the Company's 12 FM stations are format leaders in their markets.

    The FCC limits radio ownership both in the number of stations commonly owned, operated or controlled in any one market, and in total. In late 1992, the FCC relaxed its rules to increase the number of AM or FM stations one entity can own in one market, if certain requirements are met. This new combination is commonly known as a duopoly. The Company has created duopoly ownership in five of its seven radio markets.

    Each of Heritage's FM facilities is of the highest class of service permitted by the FCC (B or C) with comprehensive signal coverage of its markets. The AM stations operate as full-time facilities on regional or clear channels.

                           DESCRIPTION OF SECURITIES

    The following sets forth certain general terms and provisions of the Indenture under which the Securities may be issued. The particular terms of any such securities will be set forth in the Prospectus Supplement relating thereto.

GENERAL

    The Securities will be issued under the Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee").

    The statements under this caption relating to the Securities and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definition of certain terms, are qualified in their entireties by reference to all of the provisions of the Indenture. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Indenture does not limit the aggregate principal amount of Securities that may be issued by the Company thereunder and provides that Securities may be issued from time to time in a series.

    The Securities will be unsecured obligations of the Company and subordinate in payment to certain other debt obligations of the Company, as described below under "Subordination."

    Substantially all of the operations of the Company are and will be conducted through its subsidiaries, and therefore the Company is dependent on the cash flow of its subsidiaries to meet the Company's obligations, including its obligations under the Securities. See "Risk Factors -- Leverage; Restrictions Imposed by Lenders."

    Unless   otherwise  specified  in   the  applicable  Prospectus  Supplement,
Securities will be issued in denominations of $1,000 or any integral multiples of $1,000.

    The applicable Prospectus Supplement will describe the following terms of the Securities of any series: (1) the title; (2) any limit on the aggregate principal amount; (3) the date or dates on which the principal and premium is payable or the method of determination thereof; (4) the interest rate or rates or the method of calculating such rate or rates, the date or dates from which such interest will accrue and on which such interest will be payable, any right of the Company to defer such payment, and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (5) the place or places where the principal, premium, if any, and any interest will be payable, and where transfers or exchanges may be registered; (6) any periods within which, prices at which, and any terms and conditions upon which, the Securities of the series may be redeemed at the option of the Company; (7) any obligation of the Company to redeem or purchase the Securities of the series pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and any periods within which, the prices at which and other terms and conditions upon which, the Securities of the series will be so redeemed or purchased pursuant to any such obligation; (8) any restrictions on the registration, transfer or exchange of the Securities of the series; (9) any addition to, or modification of, or deletion from, any Events of Default or covenants provided for with respect to the Securities of the series; (10) if the amount of principal of, or any premium or interest on, any of the Securities of the series may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined; (11) any provisions granting special rights to the holders of Securities of the series upon the occurrence of such events as may be specified; (12) if other than the principal amount thereof, the portion of the principal amount of the Securities of the series which will be payable upon declaration of the acceleration thereof; (13) the applicability, if any, of the defeasance or covenant defeasance provisions of the Indenture to the Securities of the series; (13) any circumstances under which the Company will pay additional amounts on the Securities of the series held by non-U.S. persons in respect of taxes, assessments or similar charges; (14) whether the Securities of the series are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the Depositary for such global security or securities; (15) subject to the subordination provisions of the Indenture, the relative degree to which the Securities of the series shall be senior to or be subordinated to other Indebtedness of the Company; (16) if the Securities of the series may be issued or delivered or any installment of principal or interest is payable only upon the satisfaction of other conditions in addition to those specified in the Indenture, the form and terms of such conditions; (17) the identity of any Registrar or Paying Agent if other than the Trustee, for the Securities of the series; and (18) any other terms and provisions of the Securities of the series which are not inconsistent with the applicable Indenture.

    If not otherwise specified in the applicable Prospectus Supplement, the Indenture does not restrict the ability of the Company to engage in certain highly leveraged transactions, such as reorganizations, restructurings, mergers, management leveraged buyouts or similar transactions, that may adversely affect the holders of Securities. The ability of the Company to engage in such transactions, however, is significantly restricted by the terms of the agreements pursuant to which the material indebtedness of the Company and its subsidiaries have been issued.

    If not otherwise specified in the applicable Prospectus Supplement, the Indenture does not protect the holders of Securities in the event of a change of control of the Company's board of directors. Other agreements pursuant to which the material indebtedness of the Company and its subsidiaries have been issued require the Company to either redeem, or offer to repurchase, such indebtedness in the event of a change of control of the Company or HMSI.

    The Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Securities will be described in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, principal of and premium, if any, and interest on, each Security will be payable, and such Securities may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose. At the option of the Company, payment of cash interest on any Security may be made by check mailed to registered Holders thereof at the addresses set forth on the registry books (the "Register") maintained by the Trustee, which will initially act as registrar (the "Registrar"). Unless otherwise indicated in the applicable Prospectus Supplement, scheduled interest payments on any Security will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest.

    No service charge will be made for any exchange or registration of transfer of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise specified in the applicable Prospectus Supplement or otherwise designated by the Company, the Company's office or agency will be the Corporate Trust Office of the Trustee.

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more fully registered global Securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depositary (the "Depositary") or a nominee for the Depositary identified in the applicable Prospectus Supplement, will be deposited with such Depositary or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof. Unless and until it is exchanged in whole or in part for Securities in definitive certificated form as described hereinafter, a Registered Global Security may not be transferred or exchanged except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary.

    The specific terms of the depository arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

    Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Securities or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

    So long as the Depositary for a Registered Global Security or its nominee, is the owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Security represented by such Registered Global Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

    Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal of, and, premium, if any, and interest, if any, on, the Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices of the Participants, and will be the responsibility of such

Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Security represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary of such Registered Global Security and a successor depository is not appointed by the Company within 90 days, or if an Event of Default is continuing upon request from the Depositary, the Company will issue Securities in certificated form in exchange for such Registered Global Security. In addition, the Company in its sole discretion may at any time determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Securities.

OPTIONAL REDEMPTION

    The terms, if any, of the optional redemption of the Securities by the Company will be set forth in detail in the applicable Prospectus Supplement. Notice of redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder of Securities to be redeemed at the last address for such Holder then shown on the Register. If less than all of the Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the particular Securities to be redeemed or any portion thereof that is an integral multiple of $1,000. Any notice that relates to a Security to be redeemed only in part shall state the portion of the principal amount to be redeemed and that on or after the redemption date, upon surrender of the Security, a new Security will be issued in a principal amount equal to the unredeemed portion thereof. On and after the redemption date (unless the Company shall default in the payment of such Security at the redemption price, together with accrued interest to the redemption date), interest will cease to accrue on the Securities or part thereof called for redemption.

SUBORDINATION TO SENIOR INDEBTEDNESS

    The Securities are expressly subordinate and subject in right of payment to the prior payment of all Senior Indebtedness, whether outstanding at the date of the issuance of the Securities or thereafter incurred. "Senior Indebtedness" means (i) all principal of or interest on or in connection with Indebtedness (whether outstanding at the date of the issuance of the Securities or thereafter incurred), (ii) all charges, fees, expenses (including reasonable attorneys' fees and expenses) and other amounts owing to holders of Indebtedness described in clause (i) above in connection with such Indebtedness, and (iii) all renewals, extensions, refundings and replacements of such Indebtedness, unless in each case, the instrument or document evidencing such Indebtedness expressly provides that such Indebtedness (a) is expressly subordinate to other Indebtedness of the Company or (b) is not superior in right of payment to the Securities; PROVIDED, HOWEVER, that Senior Indebtedness shall not include the Securities or the 1992 Notes, or any renewals, extensions or refundings thereof.

    In addition, as a result of the Company's holding company structure, the creditors of the Company (including the holders of the Securities), effectively rank junior to all creditors of the Company's subsidiaries, including trade creditors. At September 30, 1995, the aggregate outstanding principal amount of Senior Indebtedness of the Company's subsidiaries on a consolidated basis was approximately $363 million. Subject to certain restrictions contained in the Indenture, the 1992 Indenture, the Credit Agreement and the HMSI Indenture, the Company and its subsidiaries are permitted to incur additional Senior Indebtedness.

REPORTS TO HOLDERS

    At all times from and after the effective date of the Indenture, whether or not the Company is then required by the Exchange Act to file reports with the Commission, the Company shall, to the extent required or permitted, file with the Commission all such reports and other information as would be required to be filed with the Commission by the Exchange Act. The Company shall supply the Trustee and each Holder, or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of such reports or other information. The Company also shall comply with the provisions of Trust Indenture Act Section 314(a).

EVENTS OF DEFAULT

    The following will be Events of Default with respect to the Securities of any series under the Indenture: (i) failure to pay any interest on any Security of that series when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) any Security of that series when due; (iii) failure to perform or a breach of the obligations of the Company with respect to Mergers, Consolidations, Sales and Purchases of Assets as set forth in the Indenture;
(iv) failure to perform any other covenant or warranty of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (v) failure to pay when due, or acceleration of, the principal of any Indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $1,500,000; (vi) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate principal amount in excess of $2,000,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter, and (vii) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company.

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such Securities.

    If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series may accelerate the maturity of all Securities of such series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Securities of such series may, under certain circumstances with respect to the Securities of any series, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    No Holder of any Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of (and premium, if any) or interest on such Security on or after the respective due dates expressed in such Security.

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

DISCHARGE AND DEFEASANCE

    The Indenture provides that the Indenture shall cease to be of further effect (except as to registration of transfers and exchanges of Securities and certain other matters) with respect to the Securities of any series when all such Securities have or will within one year at their Stated Maturity or Redemption Date become due and payable and the Company has paid or deposited in trust with the Trustee a sufficient amount of funds to pay all amounts due with respect to such Securities.

    Additionally, with respect to the Securities of any series as to which the applicable Prospectus Supplement indicates the applicability of either or both of the defeasance and covenant defeasance provisions described hereinafter, the Company at its option may be discharged (i) from all Indenture obligations (except as to registration of transfers and exchanges of Securities and certain other matters) ("defeasance") or (ii) from certain of its obligations under various covenants ("covenant defeasance") and its failure to observe such obligations will not constitute an Event of Default, upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Securities of such series. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such additional conditions include, among other things (1) with respect to clause (i), the Company has received from, or there has been published by, the Internal Revenue Service of a ruling or there has been a change in law, which in the opinion of counsel to the Company provides that Holders of the Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company has delivered to the Trustee an opinion of its counsel to the effect that the Holders of the Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing and no bankruptcy Event of Default shall have occurred and be continuing on the 121st day after the date of such deposit; and (3) the Company has delivered to the Trustee an opinion of its counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security of such series affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Security of such series, (ii) reduce the principal amount of (or the premium) or interest on, any Security of such series, (iii) change the place of payment of principal of (or premium) or interest on, any Security of such series, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Security of such series, (v) reduce the above-stated percentage of
Outstanding  Securities  of  such  series  necessary  to  modify  or  amend  the
Indenture, (vi) reduce the percentage of aggregate principal amount of Outstanding Securities of such series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified.

    The Indenture also permits certain modifications and amendments of such Indenture to be made by the Company and the Trustee, without the consent of the Holders for any of the following purposes: (i) to evidence the succession of another person to the Company and the assumption by any such successor to the covenants of the Company, (ii) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company by the Indenture, (iii) to comply with any requirements of the Commission to maintain the qualification of the Indenture under the Trust Indenture Act, or (iv) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision of the Indenture which does not adversely affect the interests of the

Holders in any material respect. The Indenture also provides that a supplemental indenture which changes or eliminates any covenant or other provision of such Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modified the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Securities of any other series.

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive covenants contained in the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of such series may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

GOVERNING LAW

    The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to certain purchasers (through a specific bidding or auction process or otherwise). The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

    Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered, will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

    If any underwriters are utilized in the sale of the Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction, including compensation of the underwriters and dealers, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at any time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

    The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such efforts.

    Certain of the underwriters, agents or dealers and their associates may be customers or engage in transactions with and perform services for the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

    The validity of the Securities offered hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas, and will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Crouch & Hallett, L.L.P. and Davis Polk & Wardwell may rely as to all matters of Iowa law upon the opinion of Wayne Kern, Esq., Senior Vice President and Secretary of the Company.

                                    EXPERTS

    The consolidated financial statements and schedules of Heritage Media Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of DIMAC at December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, appearing in Heritage Media Corporation's Report on Form 8-K, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of T.R. McClure and Company, Inc. and related companies at December 31, 1993 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of Mortenson and Associates, P.C. (formerly La Vecchia & Zarro), independent auditors, incorporated by reference herein, upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Palm Coast Data Ltd. at December 31, 1993 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, incorporated by reference herein, given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of The Direct Marketing Group, Inc. and related companies at December 31, 1992 and 1993 and for the years then ended have been incorporated by reference herein in reliance upon the report of Leslie Sufrin and Company, P.C., independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

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    NO  DEALER, SALESPERSON OR OTHER INDIVIDUAL  HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                     PAGE
Prospectus Supplement Summary....................        S-2
Recent Developments..............................        S-6
Use of Proceeds..................................        S-7
Capitalization...................................        S-8
Selected Financial Data..........................        S-9
Management's Discussion and Analysis of Financial
 Condition and Interim Results of Operations.....       S-12
Description of Notes.............................       S-20
Federal Regulation of Broadcasting...............       S-34
Underwriting.....................................       S-36
Legal Matters....................................       S-36
Pro Forma Condensed Combined Financial
 Statements......................................       S-37

                         PROSPECTUS

Incorporation of Certain Documents by
 Reference.......................................          2
The Company......................................          3
Risk Factors.....................................          3
Use of Proceeds..................................          4
Recent Developments..............................          4
Consolidated Ratio of Earnings to Fixed
 Charges.........................................          5
Business.........................................          6
Description of Securities........................         10
Plan of Distribution.............................         16
Validity of Securities...........................         17
Experts..........................................         17
Available Information............................         18

                                  $175,000,000

                           HERITAGE MEDIA CORPORATION

                                 8 3/4% SENIOR
                          SUBORDINATED NOTES DUE 2006

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                           CITICORP SECURITIES, INC.

                               SMITH BARNEY INC.

                       NATIONSBANC CAPITAL MARKETS, INC.

                               February 13, 1996

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